Exhibit 10.2

SHIRE PLC

as the Company

MORGAN STANLEY BANK INTERNATIONAL LIMITED

and

DEUTSCHE BANK AG, LONDON BRANCH

as mandated lead arrangers and bookrunners

with

DEUTSCHE BANK AG, LONDON BRANCH

as Agent

US$ 5,600,000,000

TERM FACILITIES AGREEMENT

DATED        NOVEMBER 2015

Slaughter and May
One Bunhill Row
London EC1Y 8YY

(AZN/DHC)
532026286

21.	Representations	72

22.	Information undertakings	76

23.	Financial covenants	80

24.	General undertakings	86
86
25.	Sanctions	93

26.	Events of Default	94

27.	Changes to the Lenders	99

28.	Changes to the Obligors	105

29.	Role of the Agent, the Arrangers and the Reference Banks	108

30.	Conduct of Business by the Finance Parties	118

31.	Sharing among the Finance Parties	119

32.	Payment mechanics	121

33.	Set-off	124

34.	Notices	124

35.	Calculations and certificates	128

36.	Partial invalidity	128

37.	Remedies and waivers	128

38.	Amendments and waivers	129

39.	Confidential Information	134

40.	Confidentiality of Funding Rates and Reference Bank Quotations	138

41.	Counterparts	140

42.	Governing law	141

43.	Enforcement	141

THIS AGREEMENT is dated     November 2015 and made between:

(1)           SHIRE PLC, a registered public company incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 99854 (the “Company”, the “Original Borrower” and the “Original Guarantor”);

(2)           MORGAN STANLEY BANK INTERNATIONAL LIMITED and DEUTSCHE BANK AG, LONDON BRANCH as mandated lead arrangers and bookrunners (the “Original Arrangers”);

(3)           THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Lenders) as Facility A lenders (the “Original Facility A Lenders”);

(4)           THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as Facility B lenders (the “Original Facility B Lenders”);

(5)           THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Lenders) as Facility C lenders (the “Original Facility C Lenders” and together with the Original Facility A Lenders and the Original Facility B Lenders, the “Original Lenders”); and

(6)           DEUTSCHE BANK AG, LONDON BRANCH as facility agent of the other Finance Parties (in this capacity, the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.            DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long term unsecured and non-credit enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition” means a Merger, with all of the issued and outstanding Target Shares cancelled in the Merger, in each case, on the terms and subject to the conditions set forth in the Acquisition Agreement.

“Acquisition Agreement” means the agreement and plan of merger, dated on or around the date of this Agreement, among the Company, the Merger Subsidiary and the

Target, together with such amendments, waivers or supplements made from time to time in accordance with the terms of this Agreement.

“Acquisition Costs” means:

(a)           any refinancing, repayment, conversion or redemption of any indebtedness of the Target or its Subsidiaries or any amount required to finance the Target and its Subsidiaries;

(b)           all fees, claims (including settlements thereof), costs, expenses or stamp, registration, transfer or other Taxes incurred by (or required to be paid by) any member of the Group in connection with the Acquisition or the Facilities or any refinancing, repayment, redemption or financing referred to in paragraph (a); and

(c)           any integration or reorganisation costs resulting from the Acquisition or any amounts payable to third parties in connection with, or as a result of, the Acquisition.

“Acquisition CP Satisfaction” means all conditions to the Merger under the Acquisition Agreement have been satisfied (or waived in accordance with Clause 24.10 (Conduct of the Acquisition)).

“Acquisition Documents” means:

(a)           the Acquisition Agreement; and

(b)           the Certificate of Merger,

in each case together with such amendments, waivers or supplements made from time to time in accordance with the terms of this Agreement.

“Additional Borrower” means each company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Guarantor” means each company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, provided that, in relation to The Royal Bank of Scotland plc (to the extent that it is or becomes a Finance Party), the term “Affiliate” shall include The Royal Bank of Scotland N.V. and each of its Affiliates, but shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including HM Treasury and UK Financial Investments Limited)

and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Arranger” means the Original Arrangers and any bank or financial institution that accedes to this Agreement as an arranger pursuant to Syndication.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Assignment Agreement).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)           with respect to Facility A, the period from and including the date of this Agreement to and including the date falling one week prior to the Original Facility A Maturity Date, provided that if an Extension Notice has been delivered in accordance with Clause 10 (Extension option) the Availability Period in respect of any and all proposed Extended Facility A Commitments shall be the period from and including the date of this Agreement to and including the date falling 15 Months after the date of this Agreement; and

(b)           with respect to Facility B and Facility C, the period from and including the date of this Agreement to and including the date falling 15 Months after the date of this Agreement.

“Available Commitment” means:

(a)           in relation to Facility A, a Facility A Lender’s Facility A Commitment;

(b)           in relation to Facility B, a Facility B Lender’s Facility B Commitment; or

(c)           in relation to Facility C, a Facility C Lender’s Facility C Commitment,

minus:

(i)            the amount of its participation in any outstanding Loans under that Facility; and

(ii)           in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Borrower” means the Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)           the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City.

“Capital Markets Proceeds” means the cash proceeds received by any member of the Group from any public or private issue, sale or offering of any debt securities (including, without limitation, any bond or note issuance or private placement or instruments that are convertible into equity or any hybrid instrument but excluding any debt securities that are mandatorily convertible into equity) in the national or international debt capital markets (“Capital Markets Issue”) by any member of the Group but excluding:

(a)           any commercial paper issued by any member of the Group; and

(b)           any Capital Markets Issue to the extent the proceeds or the net cash proceeds of such Capital Markets Issue are used or are proposed to be used within 6 Months of the date of receipt by a member of the Group to fund the acquisition by any member of the Group of any company, shares, undertaking or business (and related costs, liabilities and expenses, including any share buy-back or similar return of value implemented or proposed to be implemented in connection with any such acquisition), other than any acquisition of the Target, and any refinancing or replacement thereof for the same or a lesser amount, but, in each case, after deducting any reasonable fees, costs, expenses and Taxes which are incurred by members of the Group with respect to that Capital Markets Issue to persons who are not members of the Group.

“Certificate of Merger” means the certificate of merger specifying the effective time of the Merger filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of Section 251 of the General Corporation Law of the State of Delaware.

“Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder as in effect at such date.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent Company, any member of the Group, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)           any member of the Group or any of its advisers; or

(b)           another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)            information that:

(A)          is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)          is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)          is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)           any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 12 (Form of Confidentiality Undertaking) or in any other form agreed between the Parent Company and the Agent.

“Controlled Group” means any trade or business, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Code.  When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“CTA” means the Corporation Tax Act 2009.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing with an event or circumstance specified in Clause 26 (Events of Default)) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)           which has failed to make its participation in a Loan available or has notified the Agent or any Obligor or has indicated publicly that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)           which has otherwise rescinded or repudiated a Finance Document; or

(c)           with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)            its failure to pay is caused by:

(A)          administrative or technical error; or

(B)          a Disruption Event; and

payment is made within three Business Days of its due date;

(ii)           the Lender is disputing in good faith whether it is contractually obliged to make the payment in question; or

(iii)          the circumstances contemplated by Clause 7.1 (Illegality) apply in respect of that Lender and the Lender has given notice thereof to the Agent in accordance with such Clause.

“Disruption Event” means either or both of:

(a)           a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)           the occurrence of any other event which results in a disruption (including without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)            from performing its payment obligations under the Finance Documents; or

(ii)         from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (other than a Multiemployer Plan), maintained or contributed to (or to which there is or was an obligation to contribute) by any Obligor or ERISA Affiliate.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended from time to time, and any successor statute.

“Existing Facilities Agreements” means:

(a)          the US$ 850,000,000 term facilities agreement dated 11 January 2015 made between, among others, the Company and Citibank International Limited as agent; and

(b)          the US$ 2,100,000,000 facilities agreement dated 12 December 2014 made between, among others, the Company and Barclays Bank PLC as facility agent.

“Existing Financial Indebtedness” means the existing Financial Indebtedness listed in Schedule 11 (Existing Financial Indebtedness).

“Existing Loans” means the existing loans listed in Schedule 10 (Existing Loans).

“Existing Security” means the existing Security listed in Schedule 9 (Existing Security).

“Extended Facility A Commitments” has the meaning set out in Clause 10.1 (Extension in respect of Facility A).

“Extended Facility A Loans” has the meaning set out in Clause 10.1 (Extension in respect of Facility A).

“Extended Facility A Maturity Date” has the meaning set out in Clause 10.1 (Extension of in respect of Facility A).

“Extension Notice” has the meaning set out in Clause 10.2 (Extension Notice).

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2.1(A) (Grant of Facilities).

“Facility A Commitment” means:

(a)          in relation to an Original Facility A Lender, the amount set opposite its name under the heading “Commitment (US$)” in Part I of Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)          in relation to any other Facility A Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Lender” means:

(a)          an Original Facility A Lender; and

(b)          any other person that becomes a Facility A Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Maturity Date” means the Original Facility A Maturity Date, subject to extension pursuant to Clause 10 (Extension option).

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2.1(B) (Grant of Facilities).

“Facility B Commitment” means:

(a)          in relation to an Original Facility B Lender, the amount set opposite its name under the heading “Commitment (US$)” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)          in relation to any other Facility B Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means:

(a)          an Original Facility B Lender; and

(b)          any other person that becomes a Facility B Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Maturity Date” means the date which is the second anniversary of the date of this Agreement.

“Facility B Repayment Date” means each relevant date specified in Clause 6 (Repayment).

“Facility B Repayment Instalment” means each relevant instalment specified in Clause 6 (Repayment).

“Facility C” means the term loan facility made available under this Agreement as described in Clause 2.1(C) (Grant of Facilities).

“Facility C Commitment” means:

(a)          in relation to an Original Facility C Lender, the amount set opposite its name under the heading “Commitment (US$)” in Part III of Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)          in relation to any other Facility C Lender, the amount of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Lender” means:

(a)          an Original Facility C Lender; and

(b)          any other person that becomes a Facility C Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Maturity Date” means the date which is the third anniversary of the date of this Agreement.

“Facility C Repayment Date” means each relevant date specified in Clause 6 (Repayment).

“Facility C Repayment Instalment” means each relevant instalment specified in Clause 6 (Repayment).

“Facility Office” means:

(a)          in relation to a Lender, the office identified as such opposite such Lender’s name in Part I, Part II or Part III (as applicable) of Schedule 1 (The Original Lenders) or such other office as it may from time to time select;

(b)          in relation to a New Lender, the office notified by that New Lender to the Agent in writing on or before the date it becomes a Lender as the office through which it will perform its obligations under this Agreement (including as may be notified at the end of the Transfer Certificate to which it is party as a transferee), or such other office as it may from time to time select; and

(c)          in relation to an Increase Lender that at the time immediately prior to the relevant increase in accordance with Clause 2.2 (Increase) is not a Lender, the office notified by that Increase Lender to the Agent in writing on or before the date it becomes a Lender as the office through which it will perform its obligations under this Agreement (including as may be notified in the relevant Increase Confirmation from that Increase Lender), or such other office as it may from time to time select.

“FATCA” means:

(a)          sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)          any treaty, law, regulation or other official guidance enacted in any jurisdiction other than the US, or relating to an intergovernmental agreement between the US and any jurisdiction other than the US, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)          any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any jurisdiction other than the US.

“FATCA Application Date” means:

(a)          in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)          in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)          in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Original Arrangers or any of their Affiliates and the Parent Company (or the Agent and the Parent Company) setting out any of the fees payable in connection with the Facilities.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, the Syndication Letter, any Utilisation Request and any other document designated as such by the Agent and the Parent Company but excluding any hedging arrangements.

“Finance Party” means the Agent, any Arranger or any Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)          moneys borrowed;

(b)          any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)          any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)          the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease (but excluding the amount of any liability in respect of any lease or hire purchase contract which would not, in accordance with US GAAP as at the date of this Agreement, be treated as a finance or capital lease);

(e)          receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)          any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)          any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)           any amount raised by the issue of redeemable shares which are redeemable prior to the seventh anniversary of the date of this Agreement other than redeemable shares issued by a Subsidiary of the Parent Company where such redeemable shares are acquired by another member of the Group as consideration for, or in connection with, an issue by a member of the Group of equity securities or, to the extent not so acquired, are redeemed within 30 days after the date of their issue;

(j)           any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such agreement is to raise finance (excluding, for the avoidance of doubt, milestone and deferred consideration payments in respect of acquisitions of shares or other assets which are the subject of any acquisition); and

(k)          (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (A)(ii) of Clause 13.4 (Cost of funds).

“Group” means the Parent Company and its Subsidiaries for the time being.

“Guarantor” means the Original Guarantor and any Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)          it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)          the Agent otherwise rescinds or repudiates a Finance Document;

(c)          (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)          an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)           its failure to pay is caused by:

(A)         administrative or technical error; or

(B)         a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)         the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Memorandum” means the document (if any) prepared in relation to the Group and the Acquisition, approved by the Company and distributed by the Original Arrangers in connection with the Syndication.

“Information Memorandum Date” means the date on which the Information Memorandum (if any) is approved by the Company for distribution.

“Insolvency Event” means, in relation to a Finance Party:

(a)          the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets;

(b)          that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so; or

(c)          any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate rounded to the same number of decimal places as the two relevant Screen Rates which results from interpolating on a linear basis between:

(a)          the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)          the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for dollars.

“Ireland” means the Republic of Ireland.

“IRS” means the United States Internal Revenue Service or any successor.

“Lender” means a Facility A Lender, a Facility B Lender or a Facility C Lender.

“Leverage Ratio” has the meaning given to it in Clause 23.2(A) (Financial condition).

“LIBOR” means, in relation to any Loan:

(a)          the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)          as otherwise determined pursuant to Clause 13.1 (Unavailability of Screen Rate),

and, if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Majority Lenders” means, subject to Clause 38.4 (Disenfranchisement of Defaulting Lenders):

(a)          if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate not less than  66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated not less than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)          at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate not less than 66 2/3 per cent. of all the Loans then outstanding.

“Margin” means:

(a)          subject to paragraph (b) below:

(i)           in relation to:

(A)         any Facility A Loan, 0.55 per cent. per annum;

(B)         any Facility B Loan, 0.65 per cent. per annum; and

(C)         any Facility C Loan, 0.75 per cent. per annum,

in each case, prior to receipt by the Agent of the first Compliance Certificate required to be delivered after the date of this Agreement pursuant to Clause 22 (Information undertakings); and

(ii)         at all other times, when the ratio of Net Debt to EBITDA in respect of the most recently completed financial year or financial half year is within the range set out below, the rate set out opposite such range in the table below:

	Margin (per cent. per annum)
Ratio of Net Debt to EBITDA	Facility A	Facility B	Facility C
Greater than 3.5:1	1.00	1.10	1.20
Greater than 3.0:1 but less than or equal to 3.5:1	0.75	0.85	0.95
Greater than 2.5:1 but less than or equal to 3.0:1	0.55	0.65	0.75
Greater than 2.0:1 but less than or equal to 2.5:1	0.50	0.60	0.70
Greater than 1.5:1 but less than or equal to 2.0:1	0.45	0.55	0.65
Greater than 1.0:1 but less than or equal to 1.5:1	0.40	0.50	0.60
Less than or equal to 1.0:1	0.35	0.45	0.55

and any reduction or increase in the Margin in accordance with the table above shall take effect five Business Days after receipt by the Agent of the relevant Compliance Certificate pursuant to Clause 22 (Information undertakings) and, from that date, shall apply to all Loans which are outstanding on that date and which are made on or after that date until the next change in Margin. For the purpose of determining the Margin, “Net Debt” and “EBITDA” shall be determined in accordance with Clause 23.1 (Financial definitions); or

(b)          notwithstanding paragraph (a) above, if and for so long as (x) an Event of Default under Clause 26.2 (Financial covenants) is continuing or (y) the Parent Company is in breach of its obligations under Clause 22 (Information undertakings) to provide a Compliance Certificate or relevant financial statements and the Parent Company has failed to remedy such breach within five Business Days following notification by the Agent, then for so long as such Event of Default or breach (as applicable) continues, paragraph (a) above shall not apply for the purposes of determining the Margin and the Margin will be:

(i)           in relation to any Facility A Loan, 1.00 per cent. per annum;

(ii)         in relation to any Facility B Loan, 1.10 per cent. per annum; and

(iii)        in relation to any Facility C Loan, 1.20 per cent. per annum.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a:

(a)          material adverse change in the business, operations, assets or financial condition of the Group taken as a whole which is likely to have a material adverse effect on the ability of the Obligors taken as a whole or the Parent Company to perform their respective payment obligations under the Finance Documents; or

(b)          material adverse effect on the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Company” means, at any time:

(a)          an Obligor; or

(b)          a Subsidiary of the Parent Company which has EBITDA (as defined in Clause 23.1 (Financial definitions) but calculated as though it applied to it) representing 10 per cent. or more of the EBITDA of the Group.

Compliance with such conditions shall be determined by reference to the most recent Compliance Certificate supplied by the Parent Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

A report by the auditors of the Parent Company that a Subsidiary is or is not a Material Company (determined in accordance with the preceding paragraph) shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Maturity Date” means:

(a)          in respect of Facility A, the Facility A Maturity Date;

(b)          in respect of Facility B, the Facility B Maturity Date; or

(c)          in respect of Facility C, the Facility C Maturity Date.

“Merger” means a merger pursuant to which the Merger Subsidiary will be merged with and into the Target whereby the Target is the surviving corporation pursuant to Section 251 of the General Corporation Law of the State of Delaware, and pursuant to which all outstanding Target Shares (other than those owned by the Target or in respect of which appraisal rights are validly exercised and perfected under the General Corporation Law of the State of Delaware) will be converted into the right to receive cash and one contingent value right.

“Merger Subsidiary” means Parquet Courts, Inc., a Delaware corporation and a member of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)          (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)          if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)          if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), subject to the provisions of Title IV of ERISA,  then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) by any Obligor or ERISA Affiliate.

“New Lender” has the meaning given to that term in Clause 27 (Changes to the Lenders).

“Newco Scheme” means a scheme of arrangement or analogous proceeding (each, a “Scheme”, and including any modification, addition or condition thereto approved by the relevant court) which effects, in accordance with Clause 24.9 (Top Newco), the interposition of one or more limited liability companies (each, a “Newco”) between:

(a)          in relation to the first Scheme following the date of this Agreement, the shareholders immediately prior to that Scheme of the Company and the Company; or

(b)          in relation to any subsequent Scheme, the Newco interposed by the previous Scheme and its shareholders (provided that, where more than one Newco was interposed as part of the previous Scheme, only the top such Newco shall constitute Newco for these purposes).

“Newco Scheme Date” means the date of completion of any Newco Scheme.

“Obligor” means a Borrower or a Guarantor.

“Original Facility A Maturity Date” means the date falling 12 Months after the date of this Agreement.

“Original Financial Statements” means, in relation to the Parent Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2014.

“Parent Company” means the Company or, after completion of any Newco Scheme in accordance with the terms of this Agreement, the most recently interposed Top Newco.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Securitisation” means any arrangements forming part of a transaction involving the securitisation or other financing of assets or cash flows (or both) relating to royalty income up to an aggregate funding amount equivalent for all such arrangements of US$ 350,000,000 over the life of the Facilities.

“Qualifying Lender” has the meaning given to it in Clause 15 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the

Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)          (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US dollars and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)          if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means the principal London offices of any banks as may be appointed by the Agent in consultation with the Parent Company.

“Register” has the meaning given to that term in Clause 29.21 (The Register).

“Regulation U” or “Regulation X” means, respectively, Regulation U or X of the Federal Reserve Board as now and from time to time in effect from the date of this Agreement and all official rulings and interpretations thereof and thereunder.

“Relevant Interbank Market” means the London interbank market.

“Relevant Period” has the meaning given to it in Clause 23.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clauses 21.2 (Status) to 21.7 (Governing law and enforcement), Clause 21.10 (No default), Clause 21.13 (Pari passu ranking), Clause 21.14 (Anti-corruption law), Clause 21.15 (Sanctions) and Clause 21.17 (Federal Reserve regulations).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent Company.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests).

“SGF” means Shire Global Finance, a private unlimited company incorporated in England with registered number 05418960.

“Specified Time” means a day or time determined in accordance with Schedule 13 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Syndication” means the primary syndication of the Facilities.

“Syndication Letter” means the letter dated on or around the date of this Agreement between the Original Arrangers, the Agent and the Company.

“Target” means Dyax Corp., a Delaware corporation.

“Target Shares” means the shares of common stock, par value $0.01 per share, of the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended).

“Top Newco” means the top Newco most recently interposed by any Newco Scheme from time to time.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being US$ 5,600,000,000 as at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$ 1,000,000,000 as at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$ 2,200,000,000 as at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being US$ 2,400,000,000 as at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)          the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)          the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Borrower” means a Borrower which is incorporated in the United Kingdom or operating in the United Kingdom through a permanent establishment with which any payment under this Agreement is connected.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

“US Borrower” means a Borrower whose jurisdiction of creation or organisation is a state of the United States of America or the District of Columbia or some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US GAAP” means generally accepted accounting principles in the United States of America.

“US Guarantor” means a Guarantor whose jurisdiction of creation or organisation is a state of the United States of America or the District of Columbia or some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US Obligor” means a US Borrower or a US Guarantor.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means, in respect of the United Kingdom, value added tax as provided for in the Value Added Tax Act 1994 and any regulations promulgated thereunder; in respect of Ireland, value added tax as provided for in the Value-Added Tax Consolidation Act 2010 and any regulations promulgated thereunder; and any other Tax of a similar nature whether imposed in the United Kingdom or Ireland in substitution for, or levied in addition to, such Taxes, or imposed elsewhere.

1.2         Construction

(A)         Unless a contrary indication appears any reference in this Agreement to:

(i)           the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)         “assets” includes present and future properties, revenues and rights of every description;

(iii)        a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(iv)        a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, restated, supplemented, replaced, superseded or novated;

(v)          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)        a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)       a “regulation” includes any regulation, rule, official directive or guideline (whether or not having the force of law but if not having the force of law being of a type which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other similar authority or organisation;

(viii)      a provision of law or regulation (including an accounting standard) is a reference to that provision as amended or re-enacted; and

(ix)        a time of day is a reference to London time.

(B)         The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(C)         Section, Clause and Schedule headings are for ease of reference only.

(D)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(E)         A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3         Currency symbols and definitions

“$”, “dollars”, “US Dollars” and “US$” denote the lawful currency for the time being of the United States of America.

“EUR” and “euro” means the single currency unit of the Participating Member States.

“£” and “sterling” denote the lawful currency for the time being of the United Kingdom.

1.4         Third party rights

(A)         Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(B)         Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5         Irish terms

(A)         an “administration” includes an examinership within the meaning of the Companies (Amendment) Act 1990 of Ireland (as amended); and

(B)         an “administrator” includes an examiner within the meaning of the Companies (Amendment) Act 1990 of Ireland (as amended).

SECTION 2
FACILITIES

2.            THE FACILITIES

2.1         Grant of Facilities

Subject to the terms of this Agreement:

(A)         the Facility A Lenders make available to the Borrowers an extendable US$ term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(B)         the Facility B Lenders make available to the Borrowers a US$ term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(C)         the Facility C Lenders make available to the Borrowers a US$ term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2         Increase

(A)         The Parent Company may, by giving prior notice to the Agent by no later than 30 days after the effective date of a cancellation of:

(i)           the Available Commitments of a Defaulting Lender in accordance with Clause 7.4 (Right of repayment and cancellation in relation to a single Lender or Defaulting Lender); or

(ii)         the Commitments of a Lender in accordance with Clause 7.1 (Illegality) or Clause 7.4 (Right of repayment and cancellation in relation to a single Lender or Defaulting Lender),

request that the Commitments relating to the relevant Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in dollars of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled, as follows:

(a)          the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities which (in each case) shall not be a member of the Group (each an “Increase Lender”) selected by the Parent Company and each of which confirms in writing (whether in the Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(b)          each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(c)          each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(d)          the Commitments of the other Lenders shall continue in full force and effect; and

(e)          any such increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent Company in the notice referred to above or any later date on which the conditions set out in paragraph (B) below are satisfied.

(B)         An increase in the Commitments relating to a Facility will be effective only on:

(i)           the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)         in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent Company and the Increase Lender.

(C)         Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(D)         The Parent Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of US$ 3,000 and the Parent Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(E)         Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)           an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)         the “New Lender” were references to that “Increase Lender”; and

(iii)        a “re-transfer” and “re-assignment” were references to, respectively, a “transfer” and “assignment”.

2.3         Finance Parties’ rights and obligations

(A)         The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(C)         A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.            PURPOSE

3.1         Purpose

Each Borrower shall apply all amounts borrowed by it under the Facilities towards financing (either directly or indirectly, including by way of on-lending by the relevant Borrower to other members of the Group) the purchase price payable (including any deferred or contingent consideration that becomes payable) in respect of the Acquisition and the payment of related Acquisition Costs and transaction costs (including related integration and reorganisation costs).

3.2         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.            CONDITIONS OF UTILISATION

4.1         Initial conditions precedent

(A)         No Borrower (nor the Parent Company) may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I(A) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent Company and the Lenders promptly upon being so satisfied.

(B)         The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation only if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part I(B) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent Company and the Lenders promptly upon being satisfied it has received such documents and other evidence.

(C)                              Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (A) or paragraph (B) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2                              Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Loan only if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)                              no Default is continuing or will result from the proposed Loan; and

(B)                              the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                              Maximum number of Utilisation Requests

A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than twelve Loans would be outstanding, unless otherwise agreed by the Parent Company and the Agent.

SECTION 3
UTILISATION

5.                                     UTILISATION

5.1                              Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery by it (or the Parent Company on behalf of the Borrower) to the Agent of a duly completed Utilisation Request by not later than the Specified Time.

5.2                              Completion of a Utilisation Request

(A)                              Each Utilisation Request delivered to the Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(i)                                    it identifies the Borrower and the Facility to be utilised;

(ii)                                 the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)                              the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)                             the proposed Interest Period complies with Clause 12 (Interest Periods).

(B)                              Only one Loan may be requested in each Utilisation Request delivered to the Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3                              Currency and amount

(A)                              The currency specified in a Utilisation Request delivered to the Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) for the purpose of drawing a Loan must be dollars.

(B)                              The amount of the proposed Loan shall be an amount which is not more than the Available Facility and must be a minimum of US$ 10,000,000 or, if less, the Available Facility.

5.4                              Lenders’ participation

(A)                              If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(B)                              The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(C)                              The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan promptly following receipt of the relevant Utilisation Request.

5.5                              Cancellation of Commitments

Any Facility A Commitments, Facility B Commitments and Facility C Commitments which, at that time, are unutilised shall be immediately and automatically cancelled at the end of the applicable Availability Period (as extended in accordance with the terms of that definition).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                     REPAYMENT

(A)                              Subject to Clause 10 (Extension Option), each Borrower shall repay all outstanding Facility A Loans borrowed by it in full on the Facility A Maturity Date.

(B)                              The Borrowers under Facility B shall repay the aggregate Facility B Loans in instalments by repaying on each Facility B Repayment Date an amount which reduces the amount of the outstanding aggregate Facility B Loans by the amount set out opposite that Facility B Repayment Date in the following table:

Facility B Repayment Date	Facility B Repayment Instalment

Date falling 15 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility B Loans (if any)

Date falling 18 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility B Loans (if any)

Date falling 21 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility B Loans (if any)

Facility B Maturity Date	The aggregate amount of outstanding Facility B Loans (if any)

If, in relation to a Facility B Repayment Date, the aggregate amount of the Facility B Loans made to the Borrowers exceeds the Facility B Repayment Instalment to be repaid, the Parent Company may, if it gives the Agent not less than 3 Business Days’ notice, select which of the Facility B Loans will be repaid so that the relevant Facility B Repayment Instalment is repaid on the relevant Facility B Repayment Date in full.  If the Parent Company fails to deliver a notice to the Agent in accordance with this paragraph, the Agent shall select the Facility B Loans to be repaid.

(C)                              The Borrowers under Facility C shall repay the aggregate Facility C Loans in instalments by repaying on each Facility C Repayment Date an amount which reduces the amount of the outstanding aggregate Facility C Loans by the amount set out opposite that Facility C Repayment Date in the following table:

Facility C Repayment Date	Facility C Repayment Instalment

Date falling 27 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility C Loans (if any)

Date falling 30 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility C Loans (if any)

Date falling 33 Months after the date of this Agreement	$400,000,000 or, if less, the aggregate amount of outstanding Facility C Loans (if any)

Facility C Maturity Date	The aggregate amount of outstanding Facility C Loans (if any)

If, in relation to a Facility C Repayment Date, the aggregate amount of the Facility C Loans made to the Borrowers exceeds the Facility C Repayment Instalment to be repaid, the Parent Company may, if it gives the Agent not less than 3 Business Days’ notice, select which of the Facility C Loans will be repaid so that the relevant Facility C Repayment Instalment is repaid on the relevant Facility C Repayment Date in full.  If the Parent Company fails to deliver a notice to the Agent in accordance with this paragraph, the Agent shall select the Facility C Loans to be repaid.

(D)                              No Borrower may reborrow any part of a Facility which is repaid (other than as contemplated in Clause 2.2 (Increase)).

(E)                               If the whole or any part of any Available Commitments are cancelled in accordance with this Agreement (other than to the extent that any part of the relevant Available Commitments so cancelled are subsequently increased pursuant to Clause 2.2 (Increase)):

(i)                                    in the case of Facility B Commitments, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling on or after the date of that cancellation will reduce in chronological order by the amount cancelled; and

(ii)                                 in the case of Facility C Commitments, the amount of the Facility C Repayment Instalment for each Facility C Repayment Date falling on or after the date of that cancellation will reduce in chronological order by the amount cancelled.

(F)                                If any Loans are repaid or prepaid in accordance with the terms of this Agreement (but not, for the avoidance of doubt, pursuant to paragraphs (B) and (C) of this Clause 6):

(i)                                    in the case of Facility B Loans, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling on or after the date of that repayment or prepayment will reduce in chronological order by the amount of the Facility B Loans repaid or prepaid; and

(ii)                                 in the case of Facility C Loans, the amount of the Facility C Repayment Instalment for each Facility C Repayment Date falling on or after the date of that repayment or prepayment will reduce in chronological order by the amount of the Facility C Loans repaid or prepaid.

7.                                     ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1                              Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, that Lender shall promptly notify the Agent upon becoming aware of that event and shall also notify the Agent that it requires either or both of the following:

(A)                              upon the Agent notifying the Parent Company, the Available Commitments of that Lender will be immediately cancelled; and/or

(B)                              each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2                              Voluntary cancellation

The Parent Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of US$ 10,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under the relevant Facility.

7.3                              Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$ 10,000,000).

7.4                              Right of repayment and cancellation in relation to a single Lender or Defaulting Lender

(A)                              If:

(i)                                    any sum payable to any Lender by an Obligor is required to be increased under paragraph (D) of Clause 15.2 (Tax gross-up);

(ii)                                 the Parent Company receives a demand from the Agent under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased Costs); or

(iii)                              a Lender becomes a Defaulting Lender,

the Parent Company may, while the circumstances under paragraphs (i) or (iii) above or the circumstance giving rise to the demand or notice under paragraph (ii) above continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(B)                              On receipt of a notice from the Parent Company referred to in paragraph (A) above, the Commitments of that Lender shall immediately be reduced to zero.

(C)                              On the last day of each Interest Period which ends after the Parent Company has given notice under paragraph (A) above (or, if earlier, the date specified by the Parent Company in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.5                              Mandatory Cancellation

(A)                              Subject to paragraph (B) below, if the Parent Company determines (acting reasonably) that it is certain that the Acquisition will not complete during the Availability Period for Facilities B and C or the Availability Period (as might be extended in accordance with the terms of that definition) for Facility A, it will promptly notify the Agent.  On receipt by the Agent of such notice, the Commitments of each Lender shall immediately be cancelled in full.

(B)                              If the Parent Company determines (acting reasonably) that the Acquisition would complete during the Availability Period if the Availability Period for the Facilities were extended beyond the date falling 15 Months after the date of this Agreement, it may promptly notify the Agent and request the consent of the Lenders to such extension in accordance with Clause 38 (Amendments and waivers).  For the avoidance of doubt, no such extension shall be made unless it is consented to by each Lender and no Lender is obliged to give such consent (and the decision whether to do so shall be in each Lender’s sole discretion).

8.                                     MANDATORY PREPAYMENT

8.1                              Mandatory prepayment on change of control

(A)                              If any person or group of persons acting in concert gains control of the Parent Company (other than pursuant to a Newco Scheme):

(i)                                    the Parent Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                                 a Lender shall not be obliged to fund a Utilisation; and

(iii)                              if a Lender so requires, the Agent shall, by not less than 30 days’ notice to the Parent Company, cancel that Lender’s Commitments and, subject to paragraph (D) below, declare all outstanding Loans due to such Lender, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon that Lender’s Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(B)                              For the purpose of paragraph (A) above “control” means:

(i)                                    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general meeting of the Parent Company; or

(ii)                                 the holding of more than one-half of the issued share capital of the Parent Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(C)                              For the purpose of paragraph (A) above “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent Company, to obtain or consolidate control of the Parent Company.

(D)                              If a date for prepayment of a Loan pursuant to Clause 8.1(A)(iii) falls otherwise than on the last day of an Interest Period, such prepayment may be made on the last day of that Loan’s then current Interest Period (unless the relevant Lender instead requires prepayment upon expiry of the notice to the Parent Company pursuant to Clause 8.1(A)(iii) (or such longer period as that Lender and the Parent Company may agree), provided that in such case no Break Costs shall be payable in relation thereto).

8.2                              Mandatory prepayment and cancellation out of certain proceeds

(A)                              Except as provided in paragraph (B) below, the Parent Company shall ensure that all Capital Markets Proceeds are applied in cancellation of the Available Commitments under Facility A and (if applicable) prepayment of the Facility A Loans at the times and in the order of application contemplated by paragraphs (C) and (D) below.

(B)                              No cancellation or prepayment will be required pursuant to paragraph (A) of this Clause 8.2 to the extent that the relevant Capital Markets Proceeds are also required to be applied in prepayment or cancellation in accordance with any mandatory prepayment and cancellation obligations under an Existing Facilities Agreement, any replacement or refinancing thereof or any other agreement entered into by a member of the Group after the date of this Agreement for the purpose of funding the acquisition by any member of the Group of any company, shares, undertaking or business (and related costs, liabilities and expenses, including any share buy-back or similar return of value implemented or proposed to be implemented in connection with any such acquisition).

(C)                              Any amount to be applied in cancellation and (if applicable) prepayment pursuant to paragraph (A) above shall be applied in the following order:

(i)                                    first, towards the cancellation of the Available Commitments under Facility A until such Available Commitments have been reduced to zero (and, for the avoidance of doubt, the Available Commitments of the Facility A Lenders will be cancelled rateably); and

(ii)                                 secondly, in prepayment of Facility A Loans until all the Facility A Loans have been prepaid in full.

The Parent Company shall be entitled to select which Facility A Loans shall be prepaid in accordance with paragraph (ii) above.

(D)                              Any prepayment of a Loan pursuant to paragraph (C) above shall be made no later than the date which is the earlier of:

(i)                                    one Month after the Trigger Date; and

(ii)                                 the last day of the first Interest Period relating to the Loan being prepaid to end at least three Business Days after the Trigger Date,

provided that if, before that date, the Agent exercises any of its rights under paragraph (i) or (ii) of Clause 26.14(A) (Acceleration), or the Commitments of a Lender are cancelled under Clause 8.1 above, that amount shall be applied on the date of acceleration or, as the case may be, cancellation.

(E)                               The Parent Company shall, within three Business Days of the Trigger Date, notify the Agent of a cancellation of Available Commitments or a requirement to prepay Loans pursuant to paragraph (C) above.

(F)                                For the purposes of this Clause 8.2, the “Trigger Date” means the date of receipt of the relevant Capital Markets Proceeds by the applicable member of the Group PROVIDED THAT in the case of any Capital Markets Issue the proceeds or the net cash proceeds of which were proposed to be used within 6 Months of the date of receipt by a member of the Group to fund the acquisition by any member of the Group of any company, shares, undertaking or business (and related costs, liabilities and expenses, including any share buy-back or similar return of value implemented or proposed to be implemented in connection with any such acquisition), where any such proceeds are in fact not so utilised within such timeframe, the portion of proceeds which are in fact not so utilised shall constitute “Capital Market Proceeds” and the “Trigger Date” with respect to such Capital Market Proceeds shall be the date falling 6 Months after the date of receipt thereof by a member of the Group.

8.3                              Mandatory prepayment — Acquisition CP Satisfaction

If Acquisition CP Satisfaction has not occurred by 5.00pm on the last day of the applicable Availability Period (as extended in accordance with the terms of that definition):

(a)                                all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall be repaid within three Business Days after the last day of the Availability Period; and

(b)                                the Available Commitments of each Lender shall be cancelled in full.

9.                                     RESTRICTIONS

9.1                              Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) or Clause 8 (Mandatory prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2                              Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3                              No reborrowing of Loans

No Borrower may reborrow any part of a Loan which is prepaid.

9.4                              Prepayment in accordance with Agreement

The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5                              No reinstatement of Commitments

For the avoidance of doubt, subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6                              Agent’s receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) or Clause 8 (Mandatory prepayment), it shall promptly forward a copy of that notice to either the Parent Company or the affected Lender, as appropriate.

9.7                              Effect of repayment or prepayment on Commitments

If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 2.2 (Increase)), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

10.                              EXTENSION OPTION

10.1                       Extension in respect of Facility A

(A)                              Subject to Clause 10.2 (Extension Notice), the Parent Company shall be entitled to extend the Facility A Maturity Date in respect of:

(i)                                    all or any part of the Facility A Loans outstanding on the Original Facility A Maturity Date for an additional period of 12 Months from the Original Facility A Maturity Date (the Facility A Loans so extended being the “Extended Facility A Loans”); and/or

(ii)                                 all or any part of the Facility A Commitments which are unutilised immediately prior to the end of the Availability Period on the Original Facility A Maturity Date for an additional period of 12 Months from the Original Facility A Maturity Date (provided that, for the avoidance of doubt and notwithstanding any such extension, such Facility A Commitments may only be utilised up to the end of the Availability Period of Facility A (as extended in accordance with the definition thereof or otherwise with the consent of all the Lenders)) (the Facility A Commitments so extended being the “Extended Facility A Commitments”).

(B)                              Any part of any Facility A Loan outstanding on the Original Facility A Maturity Date which the Parent Company has not requested to be extended pursuant to paragraph (A) above shall be repayable on the Original Facility A Maturity Date in accordance with Clause 6 (Repayment).

10.2                       Extension Notice

The right of the Parent Company to extend the Facility A Maturity Date pursuant to Clause 10.1 (Extension in respect of Facility A) may be exercised no more than once by the Parent Company giving notice to the Agent (the “Extension Notice”) not more than 60 or less than 30 days before the Original Facility A Maturity Date.  Such notice shall be given in writing, shall be unconditional and binding on the Parent Company and shall:

(A)                              specify the aggregate amount or proportion of the Facility A Loans which the Parent Company wishes to extend; and/or

(B)                              specify the aggregate amount or proportion of the Facility A Commitments which the Parent Company wishes to extend.

10.3                       Notification of Extension Notice

The Agent shall forward a copy of the Extension Notice to the relevant Lenders as soon as practicable after receipt of it provided that failure of the Agent to do so shall not affect the Parent Company’s right to effect any extension in accordance with this Clause 10.

10.4                       Facility A Maturity Date of Extended Facility A Loans and Extended Facility A Commitments

Following delivery of an Extension Notice pursuant to Clause 10.2 (Extension Notice) above, the Facility A Maturity Date of any Extended Facility A Loans and Extended Facility A Commitments shall be the date falling 12 Months after the Original Facility A Maturity Date and references to “Facility A Maturity Date” shall be construed accordingly, subject to:

(A)                              no Event of Default having occurred or continuing on the Original Facility A Maturity Date; and

(B)                              the Repeating Representations to be made by each Obligor being true in all material respects on the Original Facility A Maturity Date.

SECTION 5
COSTS OF UTILISATION

11.                              INTEREST

11.1                       Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)                              Margin; and

(B)                              LIBOR.

11.2                       Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

11.3                       Default interest

(A)                              If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(B)                              If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                 the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(C)                              Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4                       Notification of rates of interest

(A)                              The Agent shall promptly notify the relevant Lenders, the relevant Borrower and the Parent Company of the determination of a rate of interest under this Agreement.

(B)                              The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

12.                              INTEREST PERIODS

12.1                       Selection of Interest Periods

(A)                              A Borrower (or the Parent Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if that Loan has already been borrowed) in a Selection Notice.

(B)                              Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the relevant Borrower (or the Parent Company on behalf of that Borrower) by not later than the Specified Time.

(C)                              If a Borrower (or the Parent Company on behalf of that Borrower) fails to deliver a Selection Notice to the Agent in accordance with paragraph (B) above, the relevant Interest Period will be one Month.

(D)                              Subject to this Clause 12, a Borrower (or the Parent Company on its behalf) may select an Interest Period of one week, one, two, three or six Months or any other period agreed between the Parent Company and the Agent (acting on the instructions of all the Lenders).

(E)                               Prior to the close of Syndication, Interest Periods shall be one Month or one week or such shorter period as agreed between the Parent Company and the Agent (acting on the instructions of all the Lenders).

(F)                                An Interest Period for a Loan shall not extend beyond its Maturity Date.

(G)                              With effect from the close of Syndication, no more than five Interest Periods of one week may be selected during the 12 Month period commencing on the close of Syndication and thereafter no Interest Periods of one week may be selected, in each case unless otherwise agreed by the Agent (acting on the instructions of all the Lenders).

(H)                             A Borrower (or the Parent Company on behalf of that Borrower) may select an Interest Period of less than one Month in relation to Facility B or Facility C if necessary to ensure that there are sufficient Facility B Loans or Facility C Loans (as applicable) which have an Interest Period ending on a Facility B Repayment Date or Facility C Repayment Date (as applicable) for the Borrowers to make the relevant instalment payment due on that date.

12.2                       Overrunning of the Maturity Date

If an Interest Period in respect of a Loan borrowed would otherwise overrun its Maturity Date, it shall be shortened so that it ends on its Maturity Date.

12.3                       Other adjustments

(A)                              If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(B)                              The Agent (after prior consultation with the Lenders) and the Parent Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods.

12.4                       Notification

The Agent shall notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

13.                              CHANGES TO THE CALCULATION OF INTEREST

13.1                       Unavailability of Screen Rate

(A)                              Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(B)                              Reference Bank Rate:  If no Screen Rate is available for LIBOR for:

(i)                                    the currency of a Loan; or

(ii)                                 the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(C)                              Cost of funds:  If paragraph (B) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period, there shall be no LIBOR for that Loan and Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2                       Calculation of Reference Bank Rate

(A)                              Subject to paragraph (B) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(B)                              If, at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

13.3                       Market disruption

If, before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of LIBOR, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4                       Cost of funds

(A)                              If this Clause 13.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                    the Margin; and

(ii)                                 the rate notified to the Agent by that Lender as soon as practicable and, in any event, before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(B)                              If this Clause 13.4 (Cost of funds) applies and the Agent or the Parent Company so requires, the Agent and the Parent Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(C)                              Any alternative basis agreed pursuant to paragraph (B) above shall, with the prior consent of all the Lenders and the Parent Company, be binding on all Parties.

13.5                       Break Costs

(A)                              Subject to Clause 8.1(D) (Mandatory prepayment on chance of control), each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)                              Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.                              FEES

14.1                       Commitment fees

(A)                              The Parent Company shall, in accordance with Clause 14.2 (Timing of payment of commitment fees), pay to the Agent:

(i)                                    for the account of each Facility A Lender, a fee in US dollars computed at the rate of the applicable Commitment Fee Rate multiplied by the applicable Margin in respect of Facility A on that Facility A Lender’s Available Commitment for the Availability Period in respect of Facility A;

(ii)                                 for the account of each Facility B Lender, a fee in US dollars computed at the rate of the applicable Commitment Fee Rate multiplied by the applicable Margin in respect of Facility B on that Facility B Lender’s Available Commitment for the Availability Period in respect of Facility B; and

(iii)                              for the account of each Facility C Lender, a fee in US dollars computed at the rate of the applicable Commitment Fee Rate multiplied by the applicable Margin in respect of Facility C on that Facility C Lender’s Available Commitment for the Availability Period in respect of Facility C.

(B)                              The “Commitment Fee Rate” means, in relation to each Facility:

(i)                                    with effect from the first Utilisation Date in respect of that Facility, 35 per cent.; and

(ii)                                 prior to the first Utilisation Date in respect of that Facility:

(a)                                during the first Month of the Availability Period (or any part thereof), 0 per cent.;

(b)                                during the second Month of the Availability Period (or any part thereof), 11 2/3 per cent.;

(c)                                 during the third Month of the Availability Period (or any part thereof), 23 1/3 per cent.; and

(d)                                during the fourth or any subsequent Month of the Availability Period (or any part thereof), 35 per cent.

14.2                       Timing of payment of commitment fees

(A)                              Any accrued commitment fee is payable quarterly in arrear on the last day of each successive period of three Months which ends during the Availability Period in respect of the applicable Facility, on the last day of the Availability Period in respect of the applicable Facility and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.  The accrued commitment fee shall be paid within three Business Days after its due date.

(B)                              No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.3                       Extension fee

(A)                              Following the delivery of an Extension Notice, the Parent Company shall pay to the Agent (in total and for the account of the Lenders of the Extended Facility A Loans and the Lenders in respect of the Extended Facility A Commitments (as applicable)) an extension fee computed at the applicable Extension Fee Rate multiplied by the aggregate amount of the Extended Facility A Loans and the Extended Facility A Commitments (as applicable). Such fee shall be paid on the Original Facility A Maturity Date.

(B)                               The “Extension Fee Rate” means:

(i)                                    if the aggregate amount of the Extended Facility A Loans and Extended Facility A Commitments (as applicable) is more than 50% of the aggregate amount on the date of this Agreement of the Facility A Commitments:

(a)                                if the ratio of Net Debt to EBITDA as set out in the most recently delivered Compliance Certificate was greater than 2.5:1, 0.30 per cent.; and

(b)                                if the ratio of Net Debt to EBITDA as set out in the most recently delivered Compliance Certificate was less than or equal to 2.5:1, 0.20 per cent; and

(ii)                                 if the aggregate amount of the Extended Facility A Loans and Extended Facility A Commitments (as applicable) is 50% or less of the aggregate amount on the date of this Agreement of the Facility A Commitments:

(a)                                if the ratio of Net Debt to EBITDA as set out in the most recently delivered Compliance Certificate was greater than 2.5:1, 0.15 per cent.; and

(b)                                if the ratio of Net Debt to EBITDA as set out in the most recently delivered Compliance Certificate was less than or equal to 2.5:1, 0.10 per cent.

14.4                       Drawdown fee and duration fee

The Parent Company shall pay to the Agent (for the account of the relevant Lenders) a drawdown fee and a duration fee in each case in the amount and at the times agreed in a Fee Letter.

14.5                       Agency fee

The Parent Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.                              TAX GROSS-UP AND INDEMNITIES

15.1                       Definitions

(A)                              In this Agreement:

“HMRC DT Treaty Passport Scheme” means the HM Revenue & Customs Double Taxation Treaty Passport Scheme for overseas corporate lenders.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)                                with respect to an amount due from an Obligor incorporated in the United Kingdom or operating in the United Kingdom through a permanent establishment with which the relevant amount is connected:

(i)                                    a Lender which is beneficially entitled to the interest payable to that Lender in respect of an advance under a Finance Document and is a Lender:

(1)                                which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Finance Document and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)                                in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made, and which either is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA;

(ii)                                 a Treaty Lender with respect to the United Kingdom; or

(iii)                              a Lender which is:

(1)                                a company resident in the United Kingdom for United Kingdom Tax purposes;

(2)                                a partnership each member of which is:

(A)                              a company so resident in the United Kingdom; or

(B)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company,

(such Qualifying Lender within this Clause 15.1(A)(a) being a “UK Qualifying Lender”); and

(b)                                with respect to a payment made by an Obligor resident for Tax purposes in Ireland or operating in Ireland through a branch or agency with which the relevant amount is connected:

(i)                                    a Lender which is beneficially entitled to the interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)                             a bank within the meaning of Section 246 of the TCA and which is recognised by the Revenue Commissioners of Ireland as carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA, whose Facility Office is located in Ireland and which is regarded by the Revenue Commissioners of Ireland as having made the Utilisation for the purposes of Section 246(3)(a) of the TCA;

(2)                             an authorised credit institution under the terms of Directive 2013/36/EC of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms that has duly established a branch in Ireland and has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA and has its Facility Office located in Ireland;

(3)                             a company (within the meaning of Section 246 of the TCA):

(A)                              which, by virtue of the law of a Relevant Territory is resident in the Relevant Territory as defined in Section 246(1) of the TCA and that jurisdiction imposes a Tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(B)                              in receipt of interest which:

(x)                                is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(y)                                would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date by virtue of Section 826(1) of the TCA, provided that, in the case of both (A) and (B) above, such company does not provide its commitment through or in connection with a trade or business which is carried out in Ireland by it through a branch or agency;

(4)                             a US corporation that is incorporated in the US and is subject to US federal income tax on its worldwide income provided that such US corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(5)                             a US LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in paragraph (3) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(6)                             a company (within the meaning of Section 246 of the TCA):

(A)                              which advances money in the ordinary course of a trade which includes the lending of money;

(B)                              in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company;

(C)                              which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and

(D)                              whose Facility Office is located in Ireland;

(7)                             a qualifying company (within the meaning of Section 110 of the TCA) and whose Facility Office is located in Ireland; or

(8)                             an investment undertaking (within the meaning of Section 739B of the TCA) and whose Facility Office is located in Ireland; or

(ii)                                 a Treaty Lender with respect to Ireland,

(such Qualifying Lender within this Clause 15.1(A)(b) being an “Irish Qualifying Lender”).

“Relevant Territory” means:

(a)                                a member state of the European Union (other than Ireland); or

(b)                                to the extent it is not a member state of the European Union, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Tax Credit” means a credit against, relief or remission from, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

“Treaty Lender”, with respect to a jurisdiction, means a Lender which is, on the date any relevant payment falls due, entitled under the provisions of a double taxation treaty (a “Treaty”) in force on that date to receive payments of interest from a person resident for the purposes of the relevant Treaty in such jurisdiction (or operating in such jurisdiction (other than Ireland) through a permanent establishment, branch or agency with which the relevant payments of interest are connected) without a Tax Deduction (subject to the completion of any necessary procedural formalities, such as an application by a Lender to HM Revenue & Customs or the Irish Revenue Commissioners, as appropriate, that payments may be made to that Lender without a Tax Deduction).

“UK Non-Bank Lender” means:

(i)                                    where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender identified in Part I, Part II or Part III of Schedule 1 (The Original Lenders) as a UK Non-Bank Lender; and

(ii)                                 where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment Agreement, Transfer Certificate or Increase Confirmation which it executes on becoming a Party.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)                                    a company resident in the United Kingdom for United Kingdom Tax purposes;

(ii)                                 a partnership each member of which is:

(a)                                a company so resident in the United Kingdom; or

(b)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA)

the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

(B)                              Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2                       Tax gross-up

(A)                              Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)                              The Parent Company shall promptly upon becoming aware that an Obligor is required by law to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.

(C)                              Each Lender as at the date of this Agreement confirms that it is a UK Qualifying Lender and an Irish Qualifying Lender. This confirmation is given as at the date of this Agreement.  A Lender which becomes party to this Agreement by means of a Transfer Certificate or Increase Confirmation or which becomes a New Lender by virtue of execution of an Assignment Agreement shall confirm therein (i) that it is a UK Qualifying Lender and an Irish Qualifying Lender and (ii) for the benefit of the Agent and without liability to any Obligor, whether it is a Treaty Lender with respect to the UK and/or Ireland (and, in respect of Ireland, whether it is a Treaty Lender which is not otherwise an Irish Qualifying Lender), and shall indicate, by giving or not giving a UK Tax Confirmation, whether it is a UK Non-Bank Lender. If a New Lender fails to indicate its status in accordance with this Clause 15.2(C), then such New Lender shall be treated for the purposes of this Agreement (individually by each Obligor) as if it is not a UK Qualifying Lender or an Irish Qualifying Lender, in each case until such time as it notifies the Agent of its status.  Each Lender which confirmed that it was a UK Qualifying Lender and an Irish Qualifying Lender undertakes to notify the Agent and the Parent Company promptly upon becoming aware of it ceasing to be a UK Qualifying Lender or an Irish Qualifying Lender (as applicable) (other than as a result of any change after it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant Tax authority). If the Agent receives such notification from a Lender, it shall notify the Parent Company and the relevant Obligor. For the avoidance of doubt, a Transfer Certificate, Increase Confirmation or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 15.2(C).

(D)                              If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(E)                               An Obligor is not required to make an increased payment to a Lender under paragraph (D) above for a Tax Deduction in respect of Tax imposed:

(i)                                    by the United Kingdom from a payment of interest on a Loan if, on the date on which the payment falls due:

(a)                                the payment could have been made to the relevant Lender without a Tax Deduction if it was a UK Qualifying Lender (other than a Lender that is a UK Qualifying Lender by virtue only of being a Treaty Lender with respect to the United Kingdom), but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant Tax authority; or

(b)                                the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(iii) of the definition of Qualifying Lender in Clause 15.1(A) and:

(1)                                an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under Section 931 of the Income Tax Act 2007 which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent Company a certified copy of that Direction; and

(2)                                the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)                                 the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(iii) of the definition of Qualifying Lender in Clause 15.1(A) and:

(1)                                the relevant Lender has not given a UK Tax Confirmation to the Obligor making the payment; and

(2)                                the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the Obligor making the payment, on the basis that the UK Tax Confirmation would have enabled that Obligor to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the Income Tax Act 2007; or

(d)                                the relevant Lender is a UK Qualifying Lender by virtue only of being a Treaty Lender with respect to the United Kingdom and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations, if any, under any of paragraphs (H) to (J) below; or

(ii)                                 by Ireland from a payment of interest on a Loan if, on the date on which the payment falls due:

(a)                                the payment could have been made to the relevant Lender without a Tax Deduction if it was an Irish Qualifying Lender (other than a Lender that is an Irish Qualifying Lender by virtue only of being a Treaty Lender with respect to Ireland) but on that date that Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant Tax authority; or

(b)                                the relevant Lender is a Treaty Lender with respect to Ireland (and not otherwise an Irish Qualifying Lender) and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations, if any, under paragraphs (H) or (K) below.

(F)                                If an Obligor is required by law to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(G)                              Within thirty days of making either a Tax Deduction or any payment to the relevant Tax authority required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant authority.

(H)                             (i)                                    Subject to sub-paragraph (H)(ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing as soon as reasonably practicable any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)                                 Nothing in this paragraph (H) shall require a Treaty Lender with respect to the UK (a “UK Treaty Lender”) to:

(a)                                register under the HMRC DT Treaty Passport Scheme;

(b)                                apply the HMRC DT Treaty Passport Scheme to any Loan if it has so registered; or

(c)                                 file Treaty forms if it has made, or is deemed to have made, a notification in accordance with paragraphs (I) or (J) below and either: (1) the UK Borrower making that payment has not complied with its obligations under paragraph (N) below; or (2) the application made by the UK Borrower using form DTTP2 has been unsuccessful, unless in the case of (2) only, the UK Borrower notifies the UK Treaty Lender in writing to that effect, in which case the UK Treaty Lender shall co-operate in completing as soon as reasonably practicable from the date of such written notification any procedural formalities necessary to comply with its obligations under this paragraph (H).

(I)                                  Each Original Lender which is a UK Treaty Lender and which wishes the HMRC DT Treaty Passport Scheme to apply to each Loan made by it to a UK Borrower pursuant to this Agreement shall notify the Agent and the Parent Company, within ten days of the date of this Agreement, that it holds a passport under the HMRC DT Treaty Passport Scheme and that it wishes the HMRC DT Treaty Passport Scheme to apply to each such Loan (and such notification shall include the scheme reference number of that passport and the jurisdiction of Tax residence of the Lender), provided that such Lender can satisfy such notification requirements by including its scheme reference number and jurisdiction of Tax residence opposite its name in Part I, Part II and/or Part III of Schedule 1 (The Original Lenders).

(J)                                  Each New Lender which becomes a Party in accordance with Clause 27 (Changes to the Lenders) and each Increase Lender which becomes a Party in accordance with Clause 2.2 (Increase) that, in each case, is a UK Treaty Lender and which wishes the HMRC DT Treaty Passport Scheme to apply to each Loan made by it to a UK Borrower pursuant to this Agreement or made by another person to a UK Borrower under this Agreement and assigned or otherwise transferred to it shall notify the Agent and the Parent Company within ten days of the date it becomes a Party that it holds a passport under the HMRC DT Treaty Passport Scheme and that it wishes the HMRC DT Treaty Passport Scheme to apply to each such Loan (and such notification shall include the scheme reference number of that passport and the jurisdiction of Tax residence of the Lender) provided that such Lender can satisfy such notification requirements by including its scheme reference number and jurisdiction of Tax residence opposite its name in the Transfer Certificate, Assignment Agreement or Increase Confirmation (as applicable) that it executes on becoming a Party as long as the Parent Company receives that Transfer Certificate, Assignment Agreement or Increase Confirmation within ten days of execution.

(K)                              A Treaty Lender with respect to Ireland shall, promptly after it becomes a Lender:

(i)                                    deliver such forms as may be required by the relevant Tax authorities; and

(ii)                                 use all reasonable endeavours to ensure that all procedural formalities are completed, so that the Borrower obtains authorisation to make that payment without a Tax Deduction including, but not limited to, making and filing an appropriate application for relief under the relevant double taxation treaty.

(L)                               Any Irish Qualifying Lender to which interest may be paid free of withholding tax due to such Lender falling within Section 246(3)(h) of the TCA shall, following a request from the Borrower, confirm its name, address and country of Tax residence to the Borrower to enable it to comply with its reporting obligations under Section 891A of the TCA.

(M)                           Any Irish Qualifying Lender shall provide to the Borrower and update (or cause to be provided and updated) any correct, complete and accurate information reasonably requested and necessary (in the sole determination of the Borrower) for the Borrower in order to permit the Borrower to comply with its obligation under Section 891E of the TCA and all regulations made pursuant to that section.

(N)                              Where a UK Treaty Lender makes, or is deemed to make, a notification pursuant to either of paragraph (I) or paragraph (J) above:

(i)                                    each UK Borrower which is a Party as a Borrower as at the date of this Agreement (in the case of a notification pursuant to paragraph (I) above) or as at the relevant Transfer Date or the date on which the increase in the relevant Commitment described in the relevant Increase Confirmation takes effect (in the case of a notification pursuant to paragraph (J)  above) shall file a duly completed form DTTP2 in respect of such UK Treaty Lender with HM Revenue & Customs within 20 days of the Parent Company receiving (or being deemed to receive) the relevant notification and shall promptly provide that UK Treaty Lender with a copy of that filing; and

(ii)                                 each UK Borrower which becomes a Party as a Borrower after the date of this Agreement (in the case of a notification pursuant to paragraph (I) above) or after the relevant Transfer Date or the date on which the increase in the relevant Commitment described in the relevant Increase Confirmation takes effect (in the case of a notification pursuant to paragraph (J) above) shall file a duly completed form DTTP2 in respect of such UK Treaty Lender with HM Revenue & Customs within 30 days of its becoming a Party and shall promptly provide that UK Treaty Lender with a copy of that filing, and, for the purposes of this paragraph (N), a form DTTP2 which contains erroneous information shall not be regarded as not being “duly completed” to the extent that erroneous information has been provided to the UK Borrower in question by the relevant UK Treaty Lender.

(O)                              Where a UK Treaty Lender does not make, and is not deemed to have made, any notification pursuant to either of paragraph (I) or (J) above, no UK Borrower or Additional Borrower which is a UK Borrower shall file any forms relating to the HMRC DT Treaty Passport Scheme in respect of that UK Treaty Lender.

(P)                                A UK Non-Bank Lender shall promptly notify the Parent Company and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

15.3                       Tax indemnity

(A)                              The Parent Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to any loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(B)                              Paragraph (A) above shall not apply:

(i)                                    with respect to any Tax assessed on a Finance Party:

(a)                                under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes or as having a permanent establishment for Tax purposes through which it has negotiated or manages or administers its participation in any Facility; or

(b)                                under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either such case that Tax is imposed on or calculated by reference to the net income, profit or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party, permanent establishment or Facility Office; or

(ii)                                 to the extent a loss, liability or cost:

(a)                                is compensated for by an increased payment under Clause 15.2 (Tax gross-up) or a payment under Clause 15.5 (Stamp Taxes) or Clause 15.6 (VAT);

(b)                                would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated for solely because any or all of the exclusions in paragraph (E) of Clause 15.2 (Tax gross-up) applied;

(c)                                 would have been compensated for by a payment under Clause 15.5 (Stamp Taxes) or Clause 15.6 (VAT) but was not so

compensated for solely because one of the exclusions in those Clauses applied;

(d)                                relates to any Tax assessed prior to the date which is 365 days prior to the date on which the Protected Party requests such payment from the Parent Company, unless a determination of the amount claimed could be made only on or after the earlier of those dates; or

(e)                                 relates to a FATCA Deduction required to be made by any person.

(C)                              A Protected Party making, or intending to make, a claim under paragraph (A) above shall promptly notify the Agent of the loss, liability or cost which will give, or has given, rise to the claim, following which the Agent shall reasonably promptly notify the Parent Company.

(D)                              A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4                       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(A)                              a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to the circumstances giving rise to that Tax Payment; and

(B)                              that Finance Party has obtained, utilised and retained the benefit of that Tax Credit in whole or in part,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (acting reasonably) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5                       Stamp taxes

The Parent Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transaction occurring under any of them other than in respect of an assignment or transfer by a Lender.

15.6                       VAT

(A)                              All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any amounts in respect of VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document and such Finance Party is required to account to the relevant Tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

(B)                              If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any other Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                    (where the Supplier is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment that the Recipient receives from the relevant Tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                 (where the Recipient is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that the Recipient is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.

(C)                              Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all amounts in respect of VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that the Finance Party is not entitled to credit or repayment of the amount in respect of the VAT from the relevant Tax authority.

(D)                              Any reference in this Clause 15.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(E)                               In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

15.7                       FATCA Information

(A)                              Subject to paragraph (C) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                                    confirm to that other Party whether it is:

(a)                                a FATCA Exempt Party; or

(b)                                not a FATCA Exempt Party;

(ii)                                 supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)                              supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)                              If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(C)                              Paragraph (A) above shall not oblige any Finance Party to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                                    any law or regulation;

(ii)                                 any fiduciary duty; or

(iii)                              any duty of confidentiality.

(D)                              If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (C) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.8                       FATCA Deduction

(A)                              Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)                              Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, notify the Parent Company, the Agent and the other Finance Parties.

15.9                       Survival of obligations

Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 15 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

16.                              INCREASED COSTS

16.1                       Increased Costs

(A)                              Subject to Clause 16.3 (Exceptions) the Parent Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party an amount equal to the Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the judicial or generally accepted interpretation or the administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the application of or compliance with Basel III or CRD IV (each as defined in Clause 16.3 (Exceptions) below), provided that the relevant Finance Party confirms to the Agent and the Parent Company that it is seeking to recover Basel III or CRD IV costs to a similar extent from its borrowers generally where the facilities extended to such borrowers include a right for the Finance Party to recover such costs.

(B)                              In this Agreement “Increased Costs” means:

(i)                                    a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                 an additional or increased cost; or

(iii)                              a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its

Commitment or funding or performing its obligations under any Finance Document.

16.2                       Increased Costs claims

(A)                              A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent Company.

(B)                              Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3                       Exceptions

(A)                              Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                                    attributable to a Tax Deduction required by law to be made by an Obligor or to a FATCA Deduction required to be made by any person;

(ii)                                 compensated for by Clause 15.3 (Tax indemnity), Clause 15.5 (Stamp Taxes) or Clause 15.6 (VAT) (or would have been compensated for under those clauses but was not so compensated for because any of the exclusions, exceptions or carve-outs to such clauses applied);

(iii)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)                             incurred more than 180 days before the date on which the Finance Party makes a claim in accordance with Clause 16.2 (Increased Costs claims) or gives notice to the Parent Company (through the Agent) of its intention to do so (and provided that if any such notice is given, the applicable claim must then be made no later than 365 days after the date of such notice), unless a determination of the amount incurred could only be made on or after the latest date described above; or

(v)                                attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(B)                              In this Clause 16.3:

(i)                                    a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions);

(ii)                                 “Basel III” means:

(a)                                the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented and restated;

(b)                                the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                                 any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)                              “CRD IV” means:

(a)                                Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)                                Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

17.                              OTHER INDEMNITIES

17.1                       Currency indemnity

(A)                              If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                    making or filing a claim or proof against that Obligor; or

(ii)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the

First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)                              Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2                       Other indemnities

The Parent Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(A)                              the occurrence of any Event of Default;

(B)                              a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(C)                              funding, or making arrangements to fund, its participation in a Loan requested by a Borrower (or the Parent Company on behalf of a Borrower) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(D)                              a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent Company.

17.3                       Acquisition Indemnity

(A)                              The Parent Company shall (or shall procure that an Obligor will) within five Business Days of demand indemnify each Indemnified Person against any liability, loss, cost or expense (including reasonable legal fees) incurred by or awarded against that Indemnified Person arising out of, in connection with or based on:

(i)                                    the Acquisition (whether or not completed); or

(ii)                                 the use of proceeds of any Loan,

except to the extent such liability, loss, cost or expense (including reasonable legal fees) incurred or awarded against an Indemnified Person results from any breach by that Indemnified Person of a Finance Document or results directly from the fraud, gross negligence or wilful misconduct of that Indemnified Person.

(B)                              The Parent Company shall (or shall procure that an Obligor will) within five Business Days of demand indemnify each Indemnified Person against any third party cost or expense (including reasonable legal fees) incurred by any Indemnified Person in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of or in connection with, or based on the matters referred to in paragraph (A)(i) or (ii) above, except to the extent such cost or expense (including legal fees) results directly from the fraud, gross negligence or wilful misconduct of that Indemnified Person.

(C)                              For the purposes of this Clause 17.3, “Indemnified Person” means each Finance Party in its capacity as such, any of its Affiliates and each of its (or its Affiliates’) respective directors, officers, employees and agents.

(D)                              No Finance Party shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph (A) or (B) above.

(E)                               The Parent Company agrees that no Indemnified Person shall have any liability to the Company or any of its Affiliates for or in connection with anything referred to in paragraph (A) or (B) above except for any such liability, damages, loss, cost or expense incurred by the Company or any of its Affiliates that results directly from any breach by that Indemnified Person of any Finance Document or from the fraud, gross negligence or wilful misconduct of that Indemnified Person.

17.4                       Indemnity to the Agent

The Parent Company shall, within five Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)                              investigating any event which it reasonably believes is a Default;

(B)                              acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)                              instructing lawyers, accountants, Tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

18.                              MITIGATION BY THE LENDERS

18.1                       Mitigation

(A)                              Each Finance Party shall, in consultation with the Parent Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)                              Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(C)                              Each Finance Party shall notify the Agent as soon as reasonably practicable after it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise. The Agent shall notify the Parent Company promptly of any such notification from a Finance Party.

18.2                       Limitation of liability

(A)                              The Parent Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(B)                              A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.                              COSTS AND EXPENSES

19.1                       Transaction expenses

The Parent Company shall promptly on demand pay the Agent and the Arrangers reasonable professional fees and all out of pocket expenses (including legal fees subject to any cap referred to in a Fee Letter but excluding any transfer Taxes in respect of any assignment or transfer by a Lender) properly incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(A)                              this Agreement and any other documents referred to in this Agreement; and

(B)                              any other Finance Documents executed after the date of this Agreement.

19.2                       Amendment costs

If:

(A)                              an Obligor requests an amendment, waiver or consent; or

(B)                              an amendment is required pursuant to Clause 32.10 (Change of currency),

the Parent Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3                       Enforcement costs

The Parent Company shall, within five Business Days of demand, pay to each Finance Party the amount of all:

(A)                              reasonable costs and expenses (including legal fees) incurred by that Finance Party in connection with the preservation; and

(B)                              costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement,

of any rights under any Finance Document.

SECTION 7
GUARANTEE

20.                              GUARANTEE AND INDEMNITY

20.1                       Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(A)                              guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(B)                              undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(C)                              indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2                       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3                       Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(A)                              the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(B)                              each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4                       Waiver of defences

The obligations of each Guarantor under this Clause 20 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 20.4, would reduce, release or prejudice any of its obligations under this Clause 20 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(A)                              any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)                              the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(C)                              the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)                              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)                               any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(F)                                any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(G)                              any insolvency or similar proceedings.

20.5                       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6                       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(A)                              refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)                              hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20 (Guarantee and indemnity).

20.7                       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents (including under Clause 20.11 (Limitations on guarantee under US law)):

(A)                              to be indemnified by an Obligor;

(B)                              to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(C)                              to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8                       Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(A)                              that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(B)                              each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9                       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10                Waiver of defences under Jersey law

Each Obligor irrevocably and unconditionally waives such right as it may have or claim under Jersey law:

(A)                              whether by virtue of the droit de discussion or otherwise to require that recourse be had by any Finance Party to the assets of any other Obligor or any other person before any claim is enforced against that Obligor in respect of the obligations assumed by it under any of the Finance Documents;

(B)                              whether by virtue of the droit de division or otherwise to require that any liability under any of the Finance Documents be divided or apportioned with any other Obligor or any other person or reduced in any manner whatsoever; and

(C)                              to require that any other Obligor and/or any other person be joined in, or otherwise made a party to, any proceedings brought against it in respect of its obligations under any Finance Document, and each Obligor irrevocably agrees to be bound by its obligations under the Finance Documents irrespective of whether or not the formalities required by Jersey law relating to the rights or obligations of sureties have been complied with or observed.

20.11                Limitations on guarantee under US law

(A)                              Notwithstanding anything to the contrary contained herein or in any other Finance Document:

(i)                                    each Finance Party agrees that the maximum liability of each Guarantor under this Clause 20 shall in no event exceed an amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to:

(a)                                all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder); and

(b)                                the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to:

(1)                                applicable law; or

(2)                                any other agreement providing for an equitable allocation among such Guarantor and the borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties; and

(ii)                                 each Party agrees that, in the event any payment or distribution is made on any date by a Guarantor under this Clause 20, each such Guarantor shall (subject to Clause 20.7 (Deferral of Guarantors’ rights) above) be entitled to be indemnified from each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all the Guarantors.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.                              REPRESENTATIONS

21.1                       Time of Representations

(A)                              Subject to paragraph (B) below, each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

(B)                              The representations given at paragraphs (B) and (C) of Clause 21.11 (No misleading information) below are made on the Information Memorandum Date and on the close of Syndication only.

21.2                       Status

(A)                              It is a corporation or a company, as applicable, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(B)                              It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.3                       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to laws or legal procedures affecting the enforceability of creditors’ rights generally and any other reservations set out in the legal opinions listed in Schedule 2 (Conditions precedent) or delivered in connection with an Obligor’s accession to this Agreement, legal, valid, binding and enforceable obligations.

21.4                       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(A)                              any law or regulation applicable to it;

(B)                              its or any of its Subsidiaries’ constitutional documents; or

(C)                              any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets which conflict would reasonably be likely to have a Material Adverse Effect.

21.5                       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated for it by those Finance Documents.

21.6                       Validity and admissibility in evidence

All Authorisations required:

(A)                              to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(B)                              to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

(other than as disclosed in a legal opinion delivered to the Agent pursuant to Part I of Schedule 2 (Conditions precedent) or in connection with an Obligor’s accession to this Agreement) have been obtained or effected and are in full force and effect.

21.7                       Governing law and enforcement

(A)                              The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(B)                              Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

21.8                       Deduction of Tax

It is not required to make any deduction for or on account of:

(A)                              United Kingdom Tax from any payment it may make under any Finance Document to a Lender so long as the Lender is a UK Qualifying Lender falling within paragraph (a)(i) of the definition of “Qualifying Lender” in Clause 15.1(A) (Definitions);

(B)                              Irish Tax from any payment it may make under any Finance Document to a Lender so long as the Lender is an Irish Qualifying Lender (provided that where the Irish Qualifying Lender is a Treaty Lender with respect to Ireland all procedural formalities have been completed); and

(C)                              Jersey Tax from any payment it may make under any Finance Document to a Lender.

21.9                       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid in such jurisdiction on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than in respect of an assignment or transfer by a Lender.

21.10                No default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

21.11                No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement or in the case of paragraphs (B) and (C) below, prior to the close of Syndication:

(A)                              any factual information, including any information which discloses evidence of material litigation which is pending or threatened, provided by or on behalf of any member of the Group to any of the Finance Parties prior to the date of this Agreement in connection with its entry into this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(B)                              no information has been given or withheld that results in the information referred to in paragraph (A) above being untrue or misleading in any material respect;

(C)                              any factual information contained in the Information Memorandum provided by or on behalf of any member of the Group was (to the best of the Company’s knowledge and belief, having made reasonable enquiries, in the case of factual information relating to the Target), true and accurate and complete in all material respects as at the date of the Information Memorandum or (as the case may be) as at the date the information is expressed to be given and nothing has occurred or been omitted which would result in the information being inaccurate or misleading in any material respect; and

(D)                              as of the date of this Agreement, there has been no change in the business or the consolidated financial condition of the Group since the date of its last audited financial statements that would have a Material Adverse Effect.

21.12                Financial statements

In the case of the Parent Company only:

(A)                              Its Original Financial Statements were prepared in accordance with US GAAP consistently applied.

(B)                              Its Original Financial Statements fairly represent its financial condition and operations (consolidated) during the relevant financial year.

21.13                Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14                Anti-corruption law

Its policy is to conduct its businesses in compliance with applicable anti-corruption laws and it has instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote compliance with such laws.

21.15                Sanctions

Its policy is and will continue to be to conduct its businesses in compliance with applicable sanctions enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council and the European Union or Her Majesty’s Treasury (collectively, “Sanctions”).

21.16                ERISA Matters

No Obligor or ERISA Affiliate has during the past five years maintained, contributed to or had an obligation to contribute to any Employee Plan or Multiemployer Plan.

21.17                Federal Reserve regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

21.18                The Parent Company

As a matter of Irish law, the Parent Company is resident for Tax purposes in Ireland on the basis that its place of central management and control is in Ireland.

21.19                Repetition

(A)                              The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(i)                                    the date of each Utilisation Request and the first day of each Interest Period;

(ii)                                 in the case of an Additional Obligor, the day on which such company becomes (or it is proposed that such company becomes) an Additional Obligor; and

(iii)                              each Newco Scheme Date.

(B)                              The representation in Clause 21.14 (Anti-corruption law) is deemed to be made by each Additional Obligor (by reference to the facts and circumstances then existing) on the day on which such company becomes (or it is proposed that such company becomes) an Additional Obligor.

22.                              INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1                       Financial statements

The Parent Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(A)                              by the end of the following Business Day after the same becomes publicly available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(B)                              by the end of the following Business Day after the same becomes publicly available, but in any event within 90 days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that financial half year.

22.2                       Compliance Certificate

(A)                              The Parent Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (A) and (B) of Clause 22.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

(B)                              Each Compliance Certificate shall be signed by two signatories of the Parent Company authorised pursuant to the resolutions and by reference to specified signatures, in each case as referred to in Schedule 2 (Conditions precedent) and as may be updated from time to time in a manner satisfactory to the Agent (acting reasonably).

22.3                       Requirements as to financial statements

(A)                              The Parent Company shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using US GAAP.

(B)                              Following the completion of any Newco Scheme, Top Newco shall supply to the Agent, together with its audited consolidated financial statements for the financial year in which the relevant Newco Scheme has completed and required to be delivered pursuant to paragraph (A) of Clause 22.1 (Financial statements), a reconciliation between those consolidated financial statements and the consolidated financial statements of the Company or, as applicable, the previously interposed Top Newco relevant to the financial year in which the Newco Scheme has completed.

(C)                              The Parent Company shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using US GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements:

(i)                                    there has been a change in US GAAP or accounting practices which is relevant to the preparation of that set of financial statements but which does not have any impact upon calculations for the purposes of establishing compliance with Clause 23.2 (Financial condition), and such change has been disclosed in a Form 10K or 10Q statement filed by (or on behalf of) the Parent Company with the SEC; or

(ii)                                 there has been a change in:

(a)                                US GAAP or accounting practices which has an impact upon calculations for the purposes of establishing compliance with Clause 23.2 (Financial condition); or

(b)                                financial reference periods; and

the Parent Company notifies the Agent that there has been such change and delivers to the Agent, if and to the extent reasonably necessary for the purposes of establishing compliance with Clause 23.2 (Financial condition) taking into account any disclosure which has been made in any relevant Form 10K or 10Q filed by (or on behalf of) the Parent with the SEC:

(1)                                a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which those Original Financial Statements were prepared; and

(2)                                sufficient information, in form and substance as may reasonably be required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and those Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(D)                              If the Parent Company notifies the Agent of a change in accordance with paragraph (C)(ii)(a) above, the Parent Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)                                    whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)                                 if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

22.4                       Information: miscellaneous

The Parent Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(A)                              all documents dispatched by the Parent Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(B)                              copies of any public announcement made by the Parent Company which discloses the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group; and

(C)                              promptly, such further information as any Finance Party (through the Agent) may reasonably request at reasonable times and at reasonable intervals.

22.5                       Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification regarding such Default has already been provided by another Obligor).

22.6                       “Know your customer” checks

(A)                              If:

(i)                                    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                 any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                              a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender (which would be permitted under Clause 27 (Changes to the Lenders)) prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is within that Obligor’s possession or control reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(B)                              Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks required under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(C)                              The Parent Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(D)                              Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.7                       “Know your customer” confirmation

Each Lender confirms as at the date of this Agreement that, under “know your customer” requirements in existence as at the date of this Agreement, it does not require financial statements for Obligors other than the Company.

23.                              FINANCIAL COVENANTS

23.1                       Financial definitions

(A)                              For the purpose of this Clause 23, amounts computed for the Group shall represent those assets, liabilities, income and expenses contained in the accounting records of the Parent Company and its Subsidiaries.  For the avoidance of doubt, such amounts and the financial covenants shall not include any assets, liabilities, income and expenses recorded in any variable interest entity which the Group consolidates under US GAAP pursuant to Accounting Standards Codification 810, Consolidation (formerly FIN 46(R), Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51, as amended by FAS 167, Amendments to FASB Interpretation No. 46(R)).

(B)                              In this Clause 23 (Financial covenants):

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Parent Company or any other member of the Group in connection with any acquisition following the date of this Agreement.

“Borrowings” means, at any time, any indebtedness in respect of:

(a)                                the principal amount of moneys borrowed and any net debit balances at banks after application of applicable account pooling arrangements;

(b)                                the principal amount raised under acceptance credit facilities other than acceptances relating to the purchase or sale of goods in the ordinary course of trading;

(c)                                 the principal amount of any debenture, bond, note, loan stock, commercial paper or other securities;

(d)                                the capitalised element of indebtedness under finance leases or capital leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(e)                                 receivables sold or discounted other than receivables sold or discounted in the ordinary course of trading or on non-recourse terms;

(f)                                  indebtedness arising from deferred payment agreements except in the ordinary course of trading (and excluding, for the avoidance of doubt, milestone and deferred consideration payments in respect of acquisitions of shares or other assets which are the subject of any acquisition);

(g)                                 any fixed or minimum premium payable on repayment of any debt instrument;

(h)                                principal amounts raised under any other transaction having the commercial effect of a borrowing; or

(i)                                    (without double counting) any guarantee, indemnity or similar assurance for any of the items referred to in paragraphs (a) to (h) above.

“Cash” means, at any time:

(a)                                cash at bank denominated in sterling, dollars, euro or other currency freely convertible into dollars and freely transferable and credited to an account in the name of a member of the Group with a reputable financial institution and to which a member of the Group is alone beneficially entitled and for so long as that cash is repayable on demand, provided that:

(i)                                    repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition;

(ii)                                 there is no Security over that cash except Security created or constituted pursuant to a Finance Document or Security securing obligations of a member of the Group granted in favour of another member of the Group; and

(iii)                              such cash is freely and immediately available and convertible into dollars to be applied in repayment or prepayment of the Borrowings; and

(b)                               to the extent the relevant indebtedness is included in Borrowings, cash collateral provided for such indebtedness up to a maximum amount equal to the principal amount of such indebtedness.

“Cash Equivalent Investments” means:

(a)                                debt securities denominated in sterling, dollars, euro or other currency freely convertible into dollars issued by, or unconditionally guaranteed by, the United Kingdom or the United States of America which are not convertible into any other form of security and having not more than three months to final maturity;

(b)                                debt securities denominated in sterling, dollars or euro or other currency freely convertible into dollars which are not convertible into any other form of security, and having not more than three months to final maturity, at all times rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation) and which are not issued or guaranteed by any member of the Group;

(c)                                 certificates of deposit denominated in sterling, dollars or euro or other currency freely convertible into dollars issued by, and acceptances by, banking institutions authorised under applicable legislation of the United Kingdom rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation); and

(d)                                other securities (if any) approved in writing by the Agent,

provided that:

(i)                                    there is no Security over the investments referred to in paragraphs (a) to (d) above except Security created or constituted pursuant to a Finance Document or Security securing obligations of a member of the Group granted in favour of another member of the Group; and

(ii)                                 cash proceeds of the investments referred to in paragraphs (a) to (d) above are freely and immediately available and convertible into dollars to be applied in repayment or prepayment of the Borrowings.

“EBITDA” means, in respect of any Relevant Period, consolidated operating income for such period (after giving effect to the following adjustments, if applicable):

(a)                                before deducting any corporation tax or other Taxes on income, profits or gains;

(b)                                before deducting interest payable and before adding interest receivable;

(c)                                 before deducting unusual or non-recurring losses or charges, provided that any accruals or reserves in the ordinary course of business shall be excluded (and, for the avoidance of doubt, up-front milestone and licensing payments which have been charged to the income statement on initial recognition under US GAAP shall constitute unusual or non-recurring losses or charges and accordingly shall not be deducted from EBITDA);

(d)                                before adding extraordinary gains and non-cash gains;

(e)                                 after deducting the amount of net profit (or adding back the amount of net loss) of any Group company (other than the Parent Company) which is attributable to any third party (other than another Group company) which is a shareholder in that Group company;

(f)                                  after adding back the amount of any loss and after deducting the amount of any gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading);

(g)                                 after deducting any income (to the extent not received in cash) and adding back any loss from any associate or joint venture or any other companies in which a Group company has a minority interest;

(h)                                before deducting any depreciation or amortisation;

(i)                                    before deducting any distributions;

(j)                                   before deducting any non-cash write-offs of in-process research and development, goodwill, non-cash stock compensation charges, non-cash stock revaluation charges arising on an acquisition and non-cash write-offs of any investments, intellectual property or fixed assets;

(k)                                before adding or deducting any changes in the fair value of contingent consideration; and

(l)                                    before deducting any Acquisition Costs.

For the purposes of paragraph (A) of Clause 23.2 (Financial condition) only, EBITDA shall be adjusted, at any time, on a pro-forma basis to include businesses or assets acquired in the period and exclude businesses or assets disposed of in the period.

“Liquid Investments” means at any time:

(a)                                any investment in marketable debt obligations for which a recognised trading market exists and which are not convertible or exchangeable to any other security provided that:

(i)                                    each obligation has a credit rating of either A or A-1 or higher by Standard & Poor’s Corporation (or in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) or A2 or P-1 or higher by Moody’s Investor Services Inc. (or in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.) and further provided that no more than 25 per cent. of all such investments shall be rated A and A-1 by Standard & Poor’s Corporation (and in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) and A2 and P-1 by Moody’s Investor Services Inc. (and in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.);

(ii)                                 each obligation is beneficially owned by a member of the Group;

(iii)                              no obligation is issued by or guaranteed by a member of the Group; and

(iv)                             there is no Security over such obligation save pursuant to the Finance Documents or Security securing obligations of a member of the Group granted in favour of another member of the Group; and

(b)                               any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Corporation (or in each case the equivalent rating including the equivalent money market fund rating by Standard & Poor’s Corporation) or P-1 or higher by Moody’s Investor Services Inc. (or in each case the equivalent rating including the equivalent money market fund rating by Moody’s Investor Services Inc.) or Rule 2a7 Money Market Funds as defined in the US Investment Company Act 1940 provided that:

(i)                                    such investment is beneficially owned by a member of the Group; and

(ii)                                 there is no Security over such investment save pursuant to the Finance Documents or Security securing obligations of a member of the Group granted in favour of another member of the Group, provided that the cash proceeds of the investments referred to in paragraphs (a) and (b) above, either through sale or redemption, are freely and immediately available and convertible into dollars to be applied in repayment or prepayment of the Borrowings.

“Net Debt” means, at any time, the aggregate consolidated Borrowings of the Group from sources external to the Group, less all Cash and Cash Equivalent Investments of the Group and the then mark to market value of Liquid Investments.

“Net Interest” means, in respect of any Relevant Period, the sum of (i) the amount of interest and similar charges payable in respect of Borrowings by the Group during such period less (ii) the amount of interest received or receivable and any similar income of the Group during such period excluding any payment or amortisation of front end or one off specific upfront arrangement fees payable under or in connection with this Agreement or any Fee Letter or under any other agreement or fee letter relating to any other Borrowings incurred for the purposes of an acquisition. For the purposes of this definition:

(a)                                prior to the delivery of a valuation judgment by the relevant court in connection with any “appraisal” or similar proceedings brought by former common stockholders or shareholders of any company acquired by any member of the Group after the date of this Agreement, the amount of interest and similar charges payable by the Group in respect of any potential award in such proceedings shall be deemed to be as recorded in the Group’s financial statements for the Relevant Period; and

(b)                                following the delivery of a valuation judgment by the relevant court in connection with the proceedings described in paragraph (a) above, and following any revised valuation judgment on appeal from such proceedings, the amount of interest and similar charges payable by the Group in respect of the court’s valuation shall be as determined by the court, but allocated on a pro rata basis from (and including) the calendar month in which the relevant acquisition is consummated to

(but excluding) the calendar month in which such interest or similar charges are actually paid.

“Relevant Period” means each period of twelve months ending on the last day of the Parent Company’s financial year and each period of twelve months ending on the last day of the first half of the Parent Company’s financial year, with the first such period ending on 31 December 2015.

23.2                       Financial condition

The Parent Company shall ensure that:

(A)                              the ratio of Net Debt to EBITDA of the Group in respect of the most recently ended Relevant Period (the “Leverage Ratio”) shall not at any time exceed 3.5:1, except that, following the Acquisition or (except in the case of an In-licensing Acquisition (as defined below)) any other acquisition by the Group for a consideration which includes a cash element of at least US$ 250,000,000, the Parent Company may elect:

(i)                                    in respect of the Relevant Period in which the Acquisition or such other acquisition was completed, to increase the maximum allowable Leverage Ratio to 5.5:1;

(ii)                                 in respect of the first Relevant Period immediately following the Relevant Period referred to in paragraph (i) above, to increase the maximum allowable Leverage Ratio to 5.0:1; and

(iii)                              in respect of the second Relevant Period immediately following the Relevant Period referred to in paragraph (i) above, to increase the maximum allowable Leverage Ratio to 4.5:1.

The election must be made by no later than the date on which the Compliance Certificate for the first Relevant Period to which that election relates is delivered pursuant to Clause 22.2 (Compliance Certificate) (or the date on which such Compliance Certificate was due to have been delivered if earlier). For the avoidance of doubt, an “acquisition” includes an in-licensing agreement under which the Group acquires certain rights to products and projects (an “In-licensing Acquisition”) which would require the Group to pay licence fees, milestone payments or other similar fees or payments (“In-licensing Fees and Payments”). Notwithstanding the above, where the acquisition is an In-licensing Acquisition the Parent Company may elect to increase the maximum allowable Leverage Ratio as set out above where the aggregate In-licensing Fees and Payments in respect of that In-licensing Acquisition totals at least US$ 250,000,000 in any one Relevant Period. The increase in the maximum allowable Leverage Ratio shall apply to the Relevant Period in which such In-licensing Fees and Payments were paid and the subsequent Relevant Periods as set out above and the election must be made by no later than the date on which the Compliance Certificate for the first Relevant Period to which that election relates is delivered pursuant to Clause 22.2 (Compliance Certificate) (or the date on which such Compliance Certificate was due to have been delivered if earlier). Only one election under this paragraph (A) may be made; and

(B)                              the ratio of EBITDA of the Group to Net Interest in respect of the most recently ended Relevant Period shall not be less than 4.0:1.

23.3                       Financial testing

(A)                              The financial covenants set out in Clause 23.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate).

(B)                              If paragraph (D) of Clause 22.3 (Requirements as to financial statements) applies (and for so long as no amendments to the contrary have been agreed pursuant to paragraph (D) of Clause 22.3 (Requirements as to financial statements)), then the financial covenants set out in Clause 23.2 (Financial condition) shall be tested by reference to the relevant financial statements as adjusted pursuant to paragraph (C) of Clause 22.3 (Requirements as to financial statements) (and/or relevant Compliance Certificate delivered in accordance with Clause 22.2  (Compliance Certificate)) to reflect the basis upon which the Original Financial Statements were prepared and, to the extent relevant, any other information delivered to the Agent in accordance with paragraph (C) of Clause 22.3 (Requirements as to financial statements).

24.                              GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1                       Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation of any Finance Document subject to any applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws or legal procedures affecting the enforceability of creditors’ rights generally and any other reservations set out in any of the legal opinions listed in Schedule 2 (Conditions precedent) or delivered in connection with an Obligor’s accession to this Agreement.

24.2                       Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

24.3                       Negative pledge

(A)                              No Obligor shall (and the Parent Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(B)                              No Obligor shall (and the Parent Company shall ensure that no other member of the Group will):

(i)                                    sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                                 sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                              enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                             enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(C)                              Paragraphs (A) and (B) above do not apply to:

(i)                                    any Security (or transaction (“Quasi-Security”) described in paragraph (B) above) created with the prior written consent of the Majority Lenders;

(ii)                                 any Security or Quasi-Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(iii)                              any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting or setting-off debit and credit balances;

(iv)                             any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(v)                                any future title retention provisions to which a member of the Group is subject entered into in the ordinary course of trading;

(vi)                             any netting or set-off arrangement entered into by any member of the Group under any treasury transaction entered into in the ordinary course of business;

(vii)                          any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(a)                                the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(b)                                the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(c)                                 the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(viii)                       any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(a)                                the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(b)                                the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(c)                                 the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(ix)                             any Security entered into pursuant to any Finance Document;

(x)                                any Security or Quasi-Security created in connection with a Permitted Securitisation;

(xi)                             any Security or Quasi-Security created or subsisting over cash or Cash Equivalent Investments (determined as if proviso (i) of the definition of “Cash Equivalent Investments” did not apply) deposited in an escrow account or subject to escrow or similar agreements or arrangements in connection with any acquisition of an undertaking or company by a member of the Group after the date of this Agreement provided that such requirements for escrow arrangements are entered into (a) on an arm’s length basis and (b) such that the Security or Quasi-Security is removed or discharged within one month following the discharge in full of the liabilities supported by such accounts, agreements or arrangements;

(xii)                          any Security or Quasi-Security arising as a consequence of any credit support or collateral provision arrangement (including without limitation initial margining) on arm’s length terms in relation to any derivative transaction which falls within paragraph (B)(viii) of Clause 24.8 (Financial Indebtedness);

(xiii)                       any Security or Quasi-Security constituted by any lease or hire purchase contract which falls within the exclusion to paragraph (d) of the definition of Financial Indebtedness;

(xiv)                      any Security or Quasi-Security on Target Shares constituting Margin Stock, if and to the extent that the value of all Margin Stock of the Parent Company and the other members of the Group exceed 25% of the value of the total assets of the Group subject to Clause 24.3(A) or (B); or

(xv)                         any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xiv) above) does not exceed at any time US$ 350,000,000 (or its equivalent in another currency or currencies).

(D)                              Paragraphs (A) and (B) above do not apply to any Quasi-Security granted by a member of the Group, or to any Security granted by a member of the Group, in favour of another wholly owned member of the Group but only in respect of liabilities owing to the Group.

24.4                       Disposals

(A)                              No Obligor shall (and the Parent Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, dispose by way of de-merger or otherwise dispose of any asset.

(B)                              Paragraph (A) above does not apply to any sale, lease, transfer or other disposal:

(i)                                    made in the ordinary course of business of the disposing entity;

(ii)                                 of assets in exchange for other assets which are comparable or superior as to value;

(iii)                              in the form of out-licensing arrangements entered into by a member of the Group in the ordinary course of trading;

(iv)                             of obsolete assets on normal commercial terms;

(v)                                of assets by one member of the Group to another member of the Group;

(vi)                             of cash for any purpose permitted under the Finance Documents;

(vii)                          of assets held by any member of the Group if such member of the Group has already contracted to dispose of such assets at the time such member of the Group is acquired;

(viii)                       made with the prior written consent of the Majority Lenders;

(ix)                             of cash by the payment of dividends and other distributions in respect of share capital which are not contrary to law;

(x)                                made in connection with a Permitted Securitisation; or

(xi)                             at market value and on arm’s length terms,

provided that no sale, lease, transfer or other disposal which would otherwise be permitted pursuant to the terms of any of paragraphs (i) to (v) and (vii) to (xi) (inclusive) above which would be deemed to be a class 1 transaction under the Listing Rules of the Financial Conduct Authority (other than any sale of Margin Stock for fair value as determined by the board of directors of the Parent Company in good faith) shall be permitted without the consent of the Majority Lenders.

For the purpose of this Clause 24.4, “ordinary course of business” means the ordinary course of trading of the relevant entity or made as part of the day to day operation of the relevant entity as carried on at the date hereof or as part of any activities ancillary to the ordinary course of trading.

24.5                       Change of business

The Parent Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

24.6                       Insurance

Each Obligor shall (and the Parent Company shall ensure that each member of the Group will) maintain material insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business (and each member of the Group may maintain insurances with a captive insurer for this purpose).

24.7                       Loans

(A)                              No Obligor shall (and the Parent Company shall ensure that no member of the Group will) make any loans or grant any credit.

(B)                              Paragraph (A) above does not apply to:

(i)                                    loans existing at the date of this Agreement and listed in Schedule 10 (Existing Loans) except to the extent the principal amount of the loans exceeds the amount stated in that Schedule;

(ii)                                 trade credit in the ordinary course of trading;

(iii)                              loans to directors or employees in the ordinary course of business not exceeding US$ 10,000,000 in aggregate;

(iv)                             loans or credit made by one member of the Group to another member of the Group;

(v)                                loans entered into pursuant to any Finance Documents;

(vi)                             loans or credit made with the consent of the Majority Lenders; or

(vii)                          loans or credit the principal amount of which (when aggregated with the principal amount of any other loans given by any member of the Group other than any permitted under paragraphs (i) to (vi) above) does not exceed US$ 350,000,000 (or its equivalent in another currency or currencies).

24.8                       Financial Indebtedness

(A)                              No Obligor shall (and the Parent Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(B)                              Paragraph (A) above does not apply to:

(i)                                    any Financial Indebtedness incurred under the Finance Documents;

(ii)                                 any Financial Indebtedness incurred under an Existing Facilities Agreement or any replacement or refinancing thereof (but, in each case, only to the extent that the amount of such Financial Indebtedness does not in aggregate exceed the amount of Financial Indebtedness that could be incurred under an Existing Facilities Agreement on the date of this Agreement);

(iii)                              any Existing Financial Indebtedness and any refinancing thereof (to the extent the aggregate amount outstanding is not increased as a result of or pursuant to the refinancing);

(iv)                             any trade credit in the ordinary course of trading;

(v)                                any Financial Indebtedness to the extent owed by one member of the Group to another member of the Group;

(vi)                             any Financial Indebtedness incurred by a Guarantor;

(vii)                          any Financial Indebtedness not otherwise described in this paragraph (B) to the extent it is applied in voluntary prepayment and cancellation of the Facilities pursuant to Clause 7 (Illegality, voluntary prepayment and cancellation);

(viii)                       any derivative transaction entered into in the ordinary course of treasury operations and not for speculative purposes, and any liability of any member of the Group in relation to any collateral, margin or other form of credit support posted or otherwise provided to or for the benefit of any member of the Group under or in relation to any such derivative transaction;

(ix)                             any Financial Indebtedness incurred with the consent of the Majority Lenders;

(x)                                any Permitted Securitisation; and

(xi)                             any other Financial Indebtedness, the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness incurred by any member of the Group other than any permitted under paragraphs (i) to (x) above) does not, at any time, exceed US$ 350,000,000 (or its equivalent in another currency or currencies).

24.9                       Top Newco

The Finance Parties hereby consent to the Parent Company entering into any Newco Scheme, provided that each Top Newco interposed by such Newco Scheme accedes as a Guarantor to this Agreement in accordance with Clause 28.4 (Additional Guarantors) by no later than the Newco Scheme Date.

24.10                Conduct of the Acquisition

(A)                              The Company shall ensure that the Acquisition Agreement is not amended, waived or otherwise modified to increase the price per Target Share payable in the Merger or otherwise to increase the consideration payable to the holders of the Target Shares in connection with the transactions contemplated by the Acquisition Agreement in excess of the amount agreed with Deutsche Bank AG, London Branch on or before the date of this Agreement, without the consent of the Agent (acting on the instructions of the Majority Lenders).

(B)                              Other than as provided by paragraph (A) above, the Company shall ensure that no other amendments, modifications or waivers (including, without limitation, any amendments to, or waivers of, any of the conditions to the consummation of the Merger) are made to the Acquisition Agreement which could reasonably be expected to have a material adverse effect on the Lenders (in their capacity as such) without the prior consent of the Majority Lenders, unless such changes are required by applicable law or regulations.

(C)                              The Company shall, and shall ensure that each member of the Group will, comply with all laws and regulations applicable in the context of the Merger including, without limitation, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable provisions of the General Corporation Law of the State of Delaware, as replaced or substituted by any other applicable laws or regulations.

(D)                              The Company shall comply with all obligations under the terms of the Acquisition Agreement save where failure to do so could not reasonably be expected to have a material adverse effect on the Lenders (in their capacity as such).

(E)                               The Company shall keep the Agent reasonably informed as to the status and progress of material developments in relation to the Acquisition.

(F)                                The Company shall notify the Agent promptly when Acquisition CP Satisfaction occurs.

(G)                              As soon as reasonably practicable following the first Utilisation Date, the Company shall provide (or cause to be provided) to the Agent evidence that all filings have been made with each applicable governmental authority that are necessary to voluntarily deregister and de-list the Target from the NASDAQ.

24.11                Anti-corruption law

No Obligor shall (and the Parent Company shall ensure that no member of the Group will) directly or indirectly use the monies advanced under any Facility or lend, contribute or otherwise make available such monies to any Subsidiary, joint venture partner or other person or entity where the purpose of such monies being made available is to fund any activity that would at the time of such funding, to the knowledge of any Obligor, be in breach of applicable anti-corruption laws and regulations.

24.12                Sanctions

No Obligor shall (and the Parent Company shall ensure that no member of the Group will) directly or indirectly use the monies advanced under any Facility or lend, contribute or otherwise make available such monies to any Subsidiary, joint venture partner or other person or entity where the purpose of such monies being made available is to fund any activity that would at the time of such funding, to the knowledge of any Obligor after reasonable inquiry, be in breach of applicable Sanctions.

24.13                US Margin Regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which violates Regulation U or Regulation X.

25.                              SANCTIONS

25.1                       Any Lender may notify the Agent in writing that it is a restricted lender (a “Restricted Lender”), and shall therefore be deemed to be a Restricted Lender for the purposes of this Agreement unless and until it notifies the Agent in writing to the contrary.

25.2                       The representations and undertakings in Clauses 21.15 (Sanctions) and 24.12 (Sanctions) (the “Sanctions Provisions”) shall only apply for the benefit of a Restricted Lender to the extent that the making of or compliance with such provisions does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom,

Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz - AWG)  and/or any other applicable anti-boycott or similar laws or regulations.

25.3                       In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision, to the extent that a Restricted Lender so notifies the Agent prior to that amendment, waiver, determination or direction being made or effected, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.

25.4                       For the avoidance of doubt, this Clause 25 (Sanctions) shall not affect the obligations of the Obligors to, or the rights of, any Lender which is not a Restricted Lender with respect to a Sanctions Provision.

26.                              EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 (Events of Default) is an Event of Default (save for Clause 26.13 (Clean-up Period) and Clause 26.14 (Acceleration)).

26.1                       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(A)                              its failure to pay is caused by administrative or technical error; and

(B)                              payment is made within five Business Days of its due date.

26.2                       Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

26.3                       Other obligations

(A)                              An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants)).

(B)                              No Event of Default under paragraph (A) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Agent giving notice to the Parent Company or the Parent Company becoming aware of the failure to comply.

26.4                       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and which, if the circumstances giving rise to the misrepresentation or the misrepresentation are capable of remedy, are not remedied within 20 Business Days of the Agent giving notice to the Parent Company or the Parent Company becoming aware of the misrepresentation.

26.5                       Cross default

(A)                              Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(B)                              Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(C)                              Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(D)                              Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(E)                               No Event of Default will occur under this Clause 26.5 (Cross default) if:

(i)                                    the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) to (D) above is less than US$ 50,000,000 (or its equivalent in any other currency or currencies); or

(ii)                                 the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) to (D) above is due or payable to another member of the Group.

26.6                       Insolvency

(A)                              A Material Company is unable or admits inability to pay its debts as they fall due or, in the case that a Material Company is a company incorporated in Ireland, is unable or admits inability to pay its debts within the meaning of Section 214 of the Companies Act, 1963 of Ireland (as amended by Section 123 of the Companies Act, 1990) and/or Section 2 of the Companies (Amendment) Act, 1990), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(B)                              The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

(C)                              A moratorium is declared in respect of any indebtedness of any Material Company.

26.7                       Insolvency proceedings

(A)                              Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor;

(ii)                                 a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)                              the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor), receiver, administrative receiver, administrator, examiner, compulsory manager, viscount or other similar officer in respect of any Material Company or any of its assets;

(iv)                             enforcement of any Security over any assets of any Material Company;

(v)                                a declaration of “en désastre” being made in respect of any assets of any Material Company; or

(vi)                             the “bankruptcy” of a Material Company within the meaning of the Interpretation (Jersey) Law 1954,

or any analogous procedure or step is taken in any jurisdiction.

(B)                              Notwithstanding paragraphs (A)(i) to (A)(vi) above, an Event of Default will occur under this Clause 26.7 (Insolvency proceedings) only if, in the case of a petition being presented or an application made for the appointment of a liquidator or administrator or other similar officer, it is not discharged within 21 days.

26.8                       Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Material Company which has an aggregate value of not less than US$ 10,000,000.

26.9                       Ownership of the Obligors

An Obligor (other than the Parent Company) is not or ceases to be a Subsidiary of the Parent Company.

26.10                Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

26.11                Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

26.12                Material adverse change

(A)                              A material adverse change occurs in the business, operations, assets or financial condition of the Group, considered as a whole, which is likely to have a material adverse effect on the ability of the Obligors, taken as a whole, or the Parent Company to meet their respective payment obligations under this Agreement.

(B)                              For the purpose of a determination in respect of paragraph (A) above, any litigation, arbitration, administrative or regulatory proceedings disclosed in the 10-Q and 10-K statements of the Parent Company most recently filed with the SEC prior to the date of this Agreement will be considered not to have a material adverse effect described under paragraph (A) above, and, for the avoidance of doubt, a product coming off patent or orphan designation in the normal course of its life cycle (including the financial effects thereof) shall not constitute a material adverse change under this Clause 26.12.

26.13                Clean-up Period

Notwithstanding any other provision of this Agreement, if, during any period (each, a “Clean-up Period”) of six months from (and including) the date on which a member of the Group becomes the owner of record of the shares or other assets which are the subject of the Acquisition or any other acquisition after the date of this Agreement, any event or circumstance arises or becomes apparent which would otherwise constitute a Default or an Event of Default (other than under Clause 26.1 (Non-payment)) (a “Clean-up Default”), that Clean-up Default will not, during the relevant Clean-up Period:

(A)                              constitute a Default or an Event of Default (or any other actual or potential breach of any term of this Agreement);

(B)                              operate to prevent any Utilisation or the making of any Loan; or

(C)                              allow any Finance Party to accelerate or take any other action contemplated by Clause 26.14 (Acceleration) or to take any enforcement action,

provided that the Clean-up Default:

(i)                                    is capable of remedy within the Clean-up Period and reasonable steps are taken to remedy it;

(ii)                                 relates to the target company or target undertaking of that acquisition or the Subsidiaries of such target company or target undertaking (it being understood that, for these purposes, any Clean-up Default which arises under Clause 26.5 (Cross default) in connection with any Financial Indebtedness of such target company or target undertaking or the Subsidiaries of such target company or target undertaking shall be deemed to relate to such entities); and

(iii)                              is not reasonably likely to have a Material Adverse Effect.

26.14                Acceleration

(A)                              On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent Company:

(i)                                    cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)                                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                              declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(B)                              If an Event of Default under Clause 26.7 (Insolvency proceedings) shall occur in respect of any US Obligor as a result of the filing by or against such US Obligor of a petition for relief under any US Bankruptcy Law, then, without notice to such US Obligor or any other act by the Agent or any other person, the Loans to such US Obligor, interest thereon and all other amounts owed by such US Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9
CHANGES TO PARTIES

27.                              CHANGES TO THE LENDERS

27.1                       Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(A)                              assign any of its rights; or

(B)                              transfer by novation any of its rights and obligations (provided any such transfer is pro rata to such Existing Lender’s participations in outstanding Loans and Commitments), only to another bank or financial institution (the “New Lender”).

27.2                       Conditions of assignment or transfer

(A)                              A transfer of part of a Commitment or the rights and obligations under this Agreement by an Existing Lender must be in a minimum amount of US$ 10,000,000.

(B)                              The consent of the Parent Company is required for an assignment or transfer by an Existing Lender, unless:

(i)                                    the assignment or transfer is to another Lender or an Affiliate of a Lender, provided that, in the case of the assignment or transfer of any Available Commitment, such Lender or such Affiliate of a Lender is an Acceptable Bank; or

(ii)                                 at the time of the assignment or transfer, an Event of Default has occurred and is continuing.

(C)                               (i)                                    Subject to paragraph (B) above, the consent of the Parent Company to an assignment or transfer must not be unreasonably withheld or delayed.  For the avoidance of doubt, it shall not be unreasonable for the Parent Company to withhold its consent in the event the proposed New Lender is not an Acceptable Bank.

(ii)                                 Subject to paragraph (B) above, the Parent Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent Company within that time.

(D)                              In the event an Existing Lender enters into an assignment or transfer without the consent of the Parent Company (if required pursuant to paragraph (B) above), such assignment or transfer shall be void and not be valid and effective towards the other Finance Parties and the Obligors.

(E)                               An assignment will be effective only on:

(i)                                    receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)                                 performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)                              entry by the New Lender into a Confidentiality Undertaking with the Parent Company.

(F)                                A transfer will be effective only if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with and if the New Lender has, prior to the Transfer Date, entered into a Confidentiality Undertaking with the Parent Company.

(G)                              If:

(i)                                    a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment (or increased payment) to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is entitled to receive payment (or increased payment) under those Clauses only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred, provided that this paragraph (G) shall not apply:

(y)                                in respect of an assignment or transfer made in the ordinary course of Syndication; or

(z)                                 in relation to a payment which is required under Clause 15.2 (Tax gross-up), to a UK Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of Tax residence in accordance with paragraph (J) of Clause 15.2 (Tax gross-up) if the Obligor making the payment has not submitted a form DTTP2 to HM Revenue & Customs in respect of that UK Treaty Lender, unless the relevant payment falls due before (or less than 10 Business Days after) the Parent Company receives a copy of the Transfer Certificate or Assignment Agreement entered into or Increase Confirmation given by that UK Treaty Lender pursuant to Clause 27.7 (Copy of Assignment Agreement, Transfer Certificate or Increase Confirmation to Parent Company).

27.3                       Assignment or transfer fee

Other than on Syndication, a New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$ 3,000.

27.4                       Limitation of responsibility of Existing Lenders

(A)                              Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                 the financial condition of any Obligor;

(iii)                              the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                             the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(B)                              Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                    has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)                              Nothing in any Finance Document obliges an Existing Lender to:

(i)                                    accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27 (Changes to the Lenders); or

(ii)                                 support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5                       Procedure for transfer

(A)                              Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (C) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (B) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(B)                              The Agent shall be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender only once it is reasonably satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(C)                              Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                 each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                              the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                             the New Lender shall become a Party as a “Lender”.

27.6                       Procedure for assignment

(A)                              Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (C) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (B) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(B)                              The Agent shall be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender only once it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(C)                              Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                    the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                 the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                              the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(D)                              Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7                       Copy of Assignment Agreement, Transfer Certificate, Increase Confirmation to Parent Company

The Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement, Transfer Certificate or Increase Confirmation, send to the Parent Company (for itself and on behalf of each Obligor) a copy thereof.

27.8                       Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)                              any charge, assignment or other Security to secure obligations to a federal reserve or central bank or any government authority, department or agency, including HM Treasury; and

(B)                              in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                    release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)                                 require any payments to be made by an Obligor other than or in excess of or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.9                       Pro rata interest settlement

If the Agent has notified the Lenders and the Parent Company that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(A)                              any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(B)                              the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)                                    when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)                                 the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.                              CHANGES TO THE OBLIGORS

28.1                       Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2                       Additional Borrowers

(A)                              Subject to compliance with the provisions of paragraphs (C) and (D) of Clause 22.6 (“Know your customer” checks), the Parent Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)                                    subject to paragraph (C) below, all the Lenders approve the addition of that Subsidiary (which approval is not to be unreasonably withheld);

(ii)                                 the Parent Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                              the Parent Company confirms that no Default is continuing or will occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                             the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent, acting reasonably.

(B)                              The Agent shall notify the Parent Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(C)                              Subject to compliance with the provisions of paragraphs (C) and (D) of Clause 22.6 (“Know your customer” checks) and the fulfilment of the conditions in paragraphs (A)(ii), (iii) and (iv) above, no Lender consent will be required for the accession of an Additional Borrower if that Additional Borrower is incorporated in Ireland and is a direct or indirect wholly-owned Subsidiary of the Parent Company.

28.3                       Resignation of a Borrower

(A)                              The Parent Company may request that a Borrower (other than the Parent Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(B)                              The Agent shall accept a Resignation Letter and notify the Parent Company and the Lenders of its acceptance if:

(i)                                    no Default is continuing or will result from the acceptance of the Resignation Letter (and the Parent Company has confirmed this is the case); and

(ii)                                 the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

(C)                              Upon becoming an Additional Borrower, that Subsidiary shall make any filings (and provide copies of such filings) as required by, and in accordance with, Clause 15.2 (Tax gross-up).

28.4                       Additional Guarantors

(A)                              Subject to compliance with the provisions of paragraphs (C) and (D) of Clause 22.6 (“Know your customer” checks), the Parent Company may request that any of its Subsidiaries or, in the case of any Newco Scheme, the proposed Top Newco, become an Additional Guarantor. That Subsidiary or, as the case may be, Top Newco, shall become an Additional Guarantor if:

(i)                                    the Parent Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                                 the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Agent.

(B)                              The Agent shall notify the Parent Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it, acting reasonably) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.5                       Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary or, as the case may be, Top Newco, that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.6                       Resignation of a Guarantor

(A)                              The Parent Company may request that a Guarantor (other than the Parent Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(B)                              The Agent shall accept a Resignation Letter (whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations as a

Guarantor under the Finance Documents) and notify the Parent Company and the Lenders of its acceptance if:

(i)                                    no Default is continuing or will result from the acceptance of the Resignation Letter (and the Parent Company has confirmed this is the case); and

(ii)                                 all the Lenders have consented to the Parent Company’s request.

SECTION 10
THE FINANCE PARTIES

29.                              ROLE OF THE AGENT, THE ARRANGERS AND THE REFERENCE BANKS

29.1                       Appointment of the Agent

(A)                              Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(B)                              Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2                       Instructions

(A)                              The Agent shall:

(i)                                    unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(a)                                all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(b)                                in all other cases, the Majority Lenders; and

(ii)                                 not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(B)                              The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(C)                              Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Finance Parties and will be binding on all Finance Parties.

(D)                              The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(E)                               In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(F)                                The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.3                       Duties of the Agent

(A)                              The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(B)                              Subject to paragraph (C) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(C)                              Without prejudice to Clause 27.7 (Copy of Assignment Agreement, Transfer Certificate, Increase Confirmation to Parent Company), paragraph (B) above shall not apply to any Assignment Agreement, Transfer Certificate or Increase Confirmation.

(D)                              Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(E)                               If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(F)                                If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(G)                              The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others are implied).

29.4                       Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5                       No fiduciary duties

(A)                              Nothing in any Finance Document constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(B)                              Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6                       Business with the Group

The Agent or any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7                       Rights and discretions

(A)                              The Agent may:

(i)                                    rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                 assume that:

(a)                                any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(b)                                unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                              rely on a certificate from any person:

(a)                                as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(b)                                to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (a) above, may assume the truth and accuracy of that certificate.

(B)                              The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                    no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)                                 any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)                              any notice or request made by the Parent Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(C)                              The Agent may engage and pay for the advice or services of any lawyers, accountants, Tax advisers, surveyors or other professional advisers or experts.

(D)                              Without prejudice to the generality of paragraph (C) above or paragraph (E) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(E)                               The Agent may rely on the advice or services of any lawyers, accountants, Tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(F)                                The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(G)                              Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(H)                             Without prejudice to the generality of paragraph (G) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent Company and shall disclose the same upon the written request of the Parent Company or the Majority Lenders.

(I)                                  Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor an Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(J)                                  Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8                       Responsibility for documentation

Neither the Agent nor an Arranger is responsible or liable for:

(A)                              the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(B)                              the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(C)                              any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9                       No duty to monitor

The Agent shall not be bound to enquire:

(A)                              whether or not any Default has occurred;

(B)                              as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(C)                              whether any other event specified in any Finance Document has occurred.

29.10                Exclusion of liability

(A)                              Without limiting paragraph (B) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)                                    any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)                                 exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)                              without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(a)                                any act, event or circumstance not reasonably within its control; or

(b)                                the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(B)                              No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (B) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(C)                              The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(D)                              Nothing in this Agreement shall oblige the Agent or Arranger to carry out:

(i)                                    any “know your customer” or other checks in relation to any person; or

(ii)                                 any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(E)                               Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.11                Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12                Resignation of the Agent

(A)                              The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent Company.

(B)                              Alternatively the Agent may resign by giving notice to the Lenders and the Parent Company, in which case the Majority Lenders (after consultation with the Parent Company) may appoint a successor Agent.

(C)                              If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Parent Company) may appoint a successor Agent.

(D)                              The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(E)                               The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(F)                                Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 17.4 (Indemnity to the Agent) and this Clause 29 (Role of the Agent, the Arrangers and the Reference Banks). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(G)                              The Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)                                    the Agent fails to respond to a request under Clause 15.7 (FATCA information) and the Parent Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                                 the information supplied by the Agent pursuant to Clause 15.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                              the Agent notifies the Parent Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Parent Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent Company or that Lender, by notice to the Agent, requires it to resign.

29.13                Replacement of the Agent

(A)                              After consultation with the Parent Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(B)                              The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(C)                              The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (Role of the Agent, the Arrangers and the Reference Banks) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(D)                              Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14                Confidentiality

(A)                              In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(B)                              If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.15                Relationship with the Lenders

(A)                              Subject to Clause 27.9 (Pro rata interest settlement), and without prejudice to Clause 29.21 (The Register), the Agent may treat the person shown in the Agent’s record (including, for the avoidance of doubt, the Register) as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                    entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                 entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day.

(B)                              Without prejudice to Clause 29.21 (The Register), any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and/or paragraph (A)(ii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16                Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)                              the financial condition, status and nature of each member of the Group;

(B)                              the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)                              whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)                              the adequacy, accuracy or completeness of any information provided by the Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.17                Agent’s management time

Any amount payable to the Agent under Clause 17.4 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 29.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s extraordinary management time or other extraordinary resources not contemplated at the date of this Agreement (in connection with any Default, any request for or granting of a waiver or consent, or amendment to a Finance Document or the preservation or enforcement of any right arising under the Finance Documents) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

29.18                Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.19                Role of Reference Banks

(A)                              No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(B)                              No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(C)                              No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.19 (Role of Reference Banks) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

29.20                Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 29.19 (Role of Reference Banks), paragraph (B) of Clause 38.2 (Exceptions) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

29.21                The Register

The Agent, acting for these purposes solely as an agent of the Borrowers, will maintain (and make available for inspection by the Obligors and the Lenders upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding, absent manifest error, for all purposes and the Obligors, the Agent, the Lenders and each other Finance Party shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

29.22                USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

30.                              CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(A)                              interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(B)                              oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(C)                              oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

31.                              SHARING AMONG THE FINANCE PARTIES

31.1                       Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(A)                              the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(B)                              the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(C)                              the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2                       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).

31.3                       Recovering Finance Party’s rights

(A)                              On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(B)                              If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (A) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4                       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(A)                              each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the

Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(B)                              that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5                       Exceptions

(A)                              This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(B)                              A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)                                    it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                 that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.                              PAYMENT MECHANICS

32.1                       Payments to the Agent

(A)                              On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)                              Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) and with such bank as the Agent specifies.

32.2                       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor), Clause 32.4 (Clawback) and Clause 29.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3                       Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4                       Clawback

(A)                              Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)                              If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5                       Impaired Agent

(A)                              If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents (the “Paying Party”) to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case such payments must be made on the due date for payment under the Finance Documents.

(B)                              All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Parties pro rata to their respective entitlements.

(C)                              A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(D)                              If a Lender makes a payment into a trust account pursuant to paragraph (A) above to which an Obligor is beneficially entitled, the Lender shall promptly notify the Parent Company.  Promptly upon request by the relevant Obligor, and to the extent that it has been provided with the necessary information by that Obligor, the Lender shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the relevant Obligor.

(E)                               Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent), and without prejudice to paragraph (D)  above, each Paying Party shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

32.6                       Partial payments

(A)                              If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                    first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and each Arranger under the Finance Documents;

(ii)                                 secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                              thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                             fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)                              The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (A)(i) to (A)(iv) above.

(C)                              Paragraphs (A) and (B) above will override any appropriation made by an Obligor.

32.7                       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8                       Business Days

(A)                              Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)                              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9                       Currency of account

(A)                              Subject to paragraphs (B) to (E) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(B)                              A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(C)                              Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(D)                              Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)                               Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

32.10                Change of currency

(A)                              Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent Company); and

(ii)                                 any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(B)                              If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.                              SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.                              NOTICES

34.1                       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(A)                              in the case of the Parent Company, that identified with its name below;

(B)                              in the case of each Original Lender, that identified with its name below;

(C)                              in the case of each other Lender and any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(D)                              in the case of the Agent, the Original Arrangers and SGF, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3                       Delivery

(A)                              Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective only:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(B)                              Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(C)                              All notices from or to an Obligor shall be sent through the Agent.

(D)                              Any communication or document made or delivered to the Parent Company in accordance with this Clause 34 (Notices) will be deemed to have been made or delivered to each of the Obligors.

34.4                       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5                       Communication when the Agent is an Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent (if and to the extent that the same is required pursuant to the terms of this Agreement), communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed unless such replacement Agent becomes an Impaired Agent.

34.6                       Electronic communication

(A)                              Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)                                    notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)                                 notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(B)                              Any such electronic communication as specified in paragraph (A) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(C)                              Any such electronic communication as specified in paragraph (A) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(D)                              Any electronic communication which becomes effective, in accordance with paragraph (C) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(E)                               Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.6 (Electronic communication).

34.7                       Use of websites

(A)                              The Parent Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent Company and the Agent (the “Designated Website”) if:

(i)                                    the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                 both the Parent Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                              the information is in a format previously agreed between the Parent Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent Company accordingly and the Parent Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Parent Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(B)                              The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent Company and the Agent.

(C)                              The Parent Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                    the Designated Website cannot be accessed due to technical failure;

(ii)                                 the password specifications for the Designated Website change;

(iii)                              any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                             any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                the Parent Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent Company notifies the Agent under paragraph (C)(i) or paragraph (C)(v) above, all information to be provided by the Parent Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(D)                              Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Parent Company shall at its own cost comply with any such request within 10 Business Days.

34.8                       English language

(A)                              Any notice given under or in connection with any Finance Document must be in English.

(B)                              All other documents provided under or in connection with any Finance Document must be:

(i)                                    in English; or

(ii)                                 if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.                              CALCULATIONS AND CERTIFICATES

35.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2                       Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

35.3                       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.                              PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.                              REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.                              AMENDMENTS AND WAIVERS

38.1                       Required consents

(A)                              Subject to Clause 38.2 (Exceptions) and Clause 38.5 (Exclusion of Commitments of Defaulting Lender) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(B)                              The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and waivers).

38.2                       Exceptions

(A)                              An amendment or waiver that has the effect of changing or which relates to:

(i)                                    the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                 an extension to the date of payment of any amount under the Finance Documents;

(iii)                              a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                             an increase in or an extension of any Commitment;

(v)                                a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)                             any provision which expressly requires the consent of all the Lenders;

(vii)                          Clause 2.3 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 27 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties), this Clause 38 (Amendments and waivers), Clause 42 (Governing law) or Clause 43.1 (Jurisdiction); or

(viii)                       the nature or scope of the guarantee and indemnity granted by the Parent Company (and any Newco, if applicable) under Clause 20 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders. This provision is subject to Clause 38.4 (Disenfranchisement of Defaulting Lenders) and Clause 38.5 (Exclusion of Commitments of Defaulting Lender).

(B)                              An amendment or waiver which relates to the rights or obligations of the Agent or an Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, that Arranger or that Reference Bank, as the case may be.

38.3                       Replacement of Screen Rate

(A)                              Subject to paragraph (B) of Clause 38.2 (Exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

(B)                              If any Lender fails to respond to a request for an amendment or waiver described in paragraph (A) above within 5 Business Days (unless the Parent Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)                                    its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)                                 its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.4                       Disenfranchisement of Defaulting Lenders

(A)                              Subject to paragraph (C) below, for so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, without limitation, unanimity) of the Total Commitments or whether the approval of all Lenders has been obtained in relation to any request for a consent, waiver, amendment or other vote under the Finance Documents:

(i)                                    that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

(ii)                                 that Defaulting Lender will not be treated as a Lender for the purposes of paragraph (A) of Clause 38.2 (Exceptions) if it has no participation in an outstanding Loan.

(B)                              Subject to paragraph (C) below, for the purposes of this Clause 38.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                    any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                 any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

(C)                              For the avoidance of doubt nothing in this Clause 38.4 or otherwise shall relieve, reduce or affect any obligation of a Defaulting Lender under Clauses 7.4 (Right of repayment and cancellation in relation to a single Lender or Defaulting Lender) or Clause 31 (Sharing among the Finance Parties) or any other obligation owed by such Defaulting Lender to a Finance Party and the Commitments, and participations in any Loan, of a Defaulting Lender shall not be reduced or excluded for the purposes of any calculation to that extent.

38.5                       Exclusion of Commitments of Defaulting Lender

Subject to paragraph (C) of Clause 38.4 (Disenfranchisement of Defaulting Lenders), if any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under this Agreement within five Business Days (or any longer period for response expressly stipulated by the Parent Company in or in relation to the relevant consent, waiver or amendment request ) of that request being made:

(A)                              its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of the Total Commitments has been obtained to approve that request; and

(B)                              it will not count as a Lender for the purposes of Clause 38.2 (Exceptions).

38.6                       Replacement of Defaulting Lender

(A)                              The Parent Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than five Business Days’ prior written notice to the Agent and such Lender:

(i)                                    replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer (and, as applicable, procure the transfer of) pursuant to and in accordance with Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                 require such Lender to (and to the extent permitted by law such Lender shall) transfer (and, as applicable, procure the transfer of) pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                              require such Lender to (and to the extent permitted by law such Lender shall) transfer (and, as applicable, procure the transfer of) pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro-rata interest settlement) Break Costs and other amounts payable thereto under the Finance Documents, or such other purchase price as may be agreed by the Defaulting Lender with the Replacement Lender and the Parent Company.

(B)                              Each Lender hereby instructs the Agent to execute on its behalf any Transfer Certificate which is required to give effect to the terms of this Clause 38.6 if that Lender is a Defaulting Lender due to the occurrence of an Insolvency Event.

(C)                              Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.6 shall be subject to the following conditions:

(i)                                    the Parent Company shall have no right to replace the Agent;

(ii)                                 neither the Agent nor the Defaulting Lender shall have any obligation to the Parent Company to find a Replacement Lender; and

(iii)                              in no event shall the Defaulting Lender be required to pay or surrender to such Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

38.7                       Replacement of Non-Consenting Lender

(A)                              If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (C) below), then the Parent Company may, on five Business Days prior written notice to the Agent and such Lender:

(i)                                    cancel the Commitment of the Non-Consenting Lender at the next interest payment date; or

(ii)                                 require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to another Lender (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(B)                              The replacement of a Lender pursuant to this Clause 38.7 shall be subject to the following conditions:

(i)                                    the Parent Company shall have no right to replace the Agent;

(ii)                                 neither the Agent nor the Lender shall have any obligation to the Parent Company to find a Replacement Lender;

(iii)                              in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than ten Business Days after the date the Non-Consenting Lender notifies the Parent Company and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Parent Company; and

(iv)                             in no event shall the Lender replaced under this Clause 38.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(C)                              In the event that:

(i)                                    the Parent Company or the Agent (at the request of the Parent Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)                                 the waiver or amendment in question requires the consent of all the Lenders; and

(iii)                              Lenders whose Commitments aggregate 85 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 85 per cent. or more of the Total Commitments prior to that reduction) have consented to such waiver or amendment, then any Lender who has declined or failed to consent or provide approval by the later of (a) the date nominated by the Agent in the request to the Lenders as a deadline for response, and (b) three Business Days after such 85 per cent. Lender approval or consent has been received, shall be deemed a “Non-Consenting Lender”.

38.8                       No split voting

In relation to any consent or exercise of discretion in connection with any waiver, amendment or otherwise by any Lender under or in connection with a Finance Document, such Lender shall only be entitled to a single vote representing, as the case may be, its Commitment and/or participations in the Loans and shall not be entitled to split such vote.

39.                              CONFIDENTIAL INFORMATION

39.1                       Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2                       Disclosure of Confidential Information

Any Finance Party may disclose:

(A)                              to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall reasonably consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)                              to any person:

(i)                                    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)                                 with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)                              appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (B) of Clause 29.15 (Relationship with the Lenders));

(iv)                             who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)                                to whom and to the extent that information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, Tax or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                             to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lenders’ rights);

(vii)                          to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes concerning the Finance Documents;

(viii)                       who is a Party; or

(ix)                             with the prior written consent of the Parent Company,

in each case, such Confidential Information as that Finance Party shall reasonably consider appropriate if:

(a)                                in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)                                in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)                                 in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that in the case of paragraph (v) only there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(C)                              to any person appointed by that Finance Party or by a person to whom paragraph (B)(i) or paragraph (B)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (C) if the service provider to whom the Confidential

Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent Company and the relevant Finance Party; and

(D)                              to any rating agency (including its professional advisers), such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents.

39.3                       Disclosure to numbering service providers

(A)                              Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)                                    names of Obligors;

(ii)                                 country of domicile of Obligors;

(iii)                              place of incorporation of Obligors;

(iv)                             date of this Agreement;

(v)                                the names of the Agent and the Arrangers;

(vi)                             date of each amendment and restatement of this Agreement;

(vii)                          amount of Total Commitments;

(viii)                       currency of the Facilities;

(ix)                             type of Facilities;

(x)                                ranking of Facilities;

(xi)                             Maturity Date for Facilities;

(xii)                          changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                       such other information agreed between such Finance Party and the Parent Company to be disclosable expressly for the purposes of this Clause 39.3,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)                              The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of the numbering service provider.

(C)                              The Agent shall notify the Parent Company and the other Finance Parties of:

(i)                                    the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)                                 the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

(D)                              Each Obligor represents that none of the information set out in paragraphs (A)(i) to (A)(xiii) above is, nor will at any time be, unpublished price sensitive information.

39.4                       Entire agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5                       Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6                       Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent Company:

(A)                              in advance of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (B)(v) (except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function) and paragraph (B)(vii), in each case of Clause 39.2 (Disclosure of Confidential Information); and

(B)                              promptly upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.7                       Continuing obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(A)                              the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(B)                              the date on which such Finance Party otherwise ceases to be a Finance Party.

40.                              CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

40.1                       Confidentiality and disclosure

(A)                              The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (B), (C) and (D) below.

(B)                              The Agent may disclose:

(i)                                    any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 11.4  (Notification of rates of interest); and

(ii)                                 any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(C)                              The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)                                    any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)                                 any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental,

banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)                              any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)                             any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(D)                              The Agent’s obligations in this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 11.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (B)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

40.2                       Related obligations

(A)                              The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(B)                              The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)                                    of the circumstances of any disclosure made pursuant to paragraph (C)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)                                 upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

40.3                       No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

41.                              COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

42.                              GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.                              ENFORCEMENT

43.1                       Jurisdiction

(A)                              The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(B)                              The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

43.2                       Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(A)                              irrevocably appoints SGF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)                              agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned,

and, by signing this Agreement, SGF hereby accepts such appointment on the terms of this Clause 43.2 (Service of process).

43.3                       Waiver of jury trial

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE FINANCE DOCUMENTS.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

PART I
THE ORIGINAL FACILITY A LENDERS

Name of Original Lender	Commitment (US$)	Facility Office	Treaty Passport Number(1)	Jurisdiction of Tax Residence(2)	UK Non- Bank Lender?
Morgan Stanley Bank, N.A.	500,000,000	c/o Morgan Stanley Bank International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom	13/M/307216/DTTP	USA	No
Deutsche Bank AG, Filiale Luxemburg	500,000,000	2, Boulevard Konrad Adenauer, 1115 Luxembourg, Luxembourg	7/D/70006/DTTP	Luxembourg	No

(1)  If applicable.

(2)  If applicable.

PART II
THE ORIGINAL FACILITY B LENDERS

Name of Original Lender	Commitment (US$)	Facility Office	Treaty Passport Number(3)	Jurisdiction of Tax Residence(4)	UK Non- Bank Lender?
Morgan Stanley Bank, N.A.	1,100,000,000	c/o Morgan Stanley Bank International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom	13/M/307216/DTTP	USA	No
Deutsche Bank AG, Filiale Luxemburg	1,100,000,000	2, Boulevard Konrad Adenauer, 1115 Luxembourg, Luxembourg	7/D/70006/DTTP	Luxembourg	No

(3)  If applicable.

(4)  If applicable.

PART III
 THE ORIGINAL FACILITY C LENDERS

Name of Original Lender	Commitment (US$)	Facility Office	Treaty Passport Number(5)	Jurisdiction of Tax Residence(6)	UK Non- Bank Lender?
Morgan Stanley Bank, N.A.	1,200,000,000	c/o Morgan Stanley Bank International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom	13/M/307216/DTTP	USA	No
Deutsche Bank AG, Filiale Luxemburg	1,200,000,000	2, Boulevard Konrad Adenauer, 1115 Luxembourg, Luxembourg	7/D/70006/DTTP	Luxembourg	No

(5)  If applicable.

(6)  If applicable.

SCHEDULE 2
CONDITIONS PRECEDENT

PART I(A)
 CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                     The Parent Company

(a)                                A copy of the constitutional documents of the Parent Company.

(b)                                A copy of a resolution of the board of directors (or a duly appointed committee of the board of directors) of the Parent Company, resolving in writing to delegate all powers, authorities and discretions of the Parent Company in relation to the negotiation and entry into this Agreement and all documents and matters related, ancillary or incidental thereto, to a named delegate, with full powers of sub-delegation, and confirming that signature of any document by such delegate constitutes conclusive evidence of its approval by him.

(c)                                 An extract from a resolution of the board of directors of the Parent Company evidencing due appointment of the committee of the board of directors referred to in paragraph (b) above, if applicable.

(d)                                A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(e)                                 A certificate of the Parent Company (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(f)                                  A certificate of an authorised signatory of the Parent Company certifying that each copy document relating to it specified in this Part I(A) of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                     Legal opinions

(a)                                A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in England.

(b)                                A legal opinion of Ogier, legal advisers to the Arrangers and the Agent in Jersey.

3.                                     Other documents and evidence

(a)                                Duly executed Fee Letters, Syndication Letter and this Agreement.

(b)                                Evidence that any agent for service of process referred to in Clause 43.2 (Service of process) has accepted its appointment.

(c)                                 The Original Financial Statements and interim financial statements of the Parent Company.

(d)                                Evidence that the fees, costs and expenses then due from the Parent Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)                                 Any information that is requested by a Finance Party (acting reasonably) to ensure compliance with applicable “know your customer” requirements.

(f)                                  A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Parent Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.                                     Acquisition information

A certified copy of the duly executed Acquisition Documents (except the Certificate of Merger), including an abridged post-Acquisition group structure chart showing the Company, each Obligor and each holding company of an Obligor and a sources and uses statement in a form and substance satisfactory to the Arrangers, acting reasonably.

PART I(B)
FURTHER CONDITION PRECEDENT TO INITIAL UTILISATION

1.                                     A certificate of an authorised signatory of the Parent Company certifying that:

(a)                                the Acquisition Agreement has not been amended, waived or otherwise modified to increase the price per Target Share payable in the Merger or otherwise to increase the consideration payable to the holders of the Target Shares in connection with the transactions contemplated by the Acquisition Agreement, other than in accordance with Clause 24.10 (Conduct of the Acquisition);

(b)                                no other amendments, modifications or waivers (including, without limitation, any amendments to, or waivers of, any of the conditions to the consummation of the Merger) have been made to the Acquisition Agreement, other than in accordance with Clause 24.10 (Conduct of the Acquisition); and

(c)                                 Acquisition CP Satisfaction has occurred.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                     An Accession Letter, duly executed by the Additional Obligor and the Parent Company.

2.                                     A copy of the constitutional documents of the Additional Obligor.

3.                                     If the Additional Obligor is a US Obligor, (i) a copy of a good standing certificate (including verification of tax status) with respect to the Additional Obligor, issued as of a recent date by the secretary of state or other appropriate official of the Additional Obligor’s jurisdiction of incorporation or organisation and (ii) a solvency certificate signed by an officer of such Additional Obligor in form and substance satisfactory to the Agent and its counsel, acting reasonably.

4.                                     A copy of a resolution of the board of directors (or a duly appointed committee of the board of directors) of the Additional Obligor:

(a)                                approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                 authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.                                     A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.                                     A certificate of the Additional Obligor (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.                                     A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                     A copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.                                     If available, the latest audited financial statements of the Additional Obligor.

10.                              A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in England.

11.                              If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent or the Parent Company, as the case may be, in the jurisdiction in which the Additional Obligor is incorporated.

12.                              If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.                              Any information that is requested by a Finance Party (acting reasonably) to ensure compliance with applicable “know your customer” requirements.

SCHEDULE 3
REQUESTS

PART I
UTILISATION REQUEST

From:	[Borrower]/[[Parent Company] on behalf of [Borrower] as Borrower]]

To:	[Agent]

Dated:

Dear Sirs

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [•] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                     We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility [A/B/C]

Currency of Loan:	US Dollars

Amount:	[ ] or, if less, the Available Facility

Interest Period	[ ]

3.                                     We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.                                     The proceeds of this Loan should be credited to [account].

5.                                     This Utilisation Request is irrevocable.

6.                                     We confirm that the Loan to which this Utilisation Request relates is to be utilised for the purpose set out in Clause 3.1 (Purpose) of the Agreement.

Yours faithfully

Authorised signatory for
[Name of relevant Borrower]/
[[Parent Company] on behalf of [Borrower] as Borrower]

PART II
SELECTION NOTICE

From:	[Borrower] / [[Parent Company] on behalf of [Borrower] as Borrower]

To:	[Agent] as Agent

Dated:

Dear Sirs

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [●] 2015 (the “Agreement”)

1.                                      We refer to the Agreement.  This is a Selection Notice.  Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                      We refer to the following Loan[s] with an Interest Period ending on [                     ].

3.                                      We request that the next Interest Period for the above Loan[s] is [              ].

4.                                      This Selection Notice is irrevocable.

Yours faithfully

Authorised signatory for
[Name of relevant Borrower]/
[[Parent Company] on behalf of [Borrower] as Borrower]

SCHEDULE 4
FORM OF ASSIGNMENT AGREEMENT

To:	[Agent] as Agent

[Parent Company] as the Parent Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Shire PLC - US$ 5,600,000,000 Term Facilities Agreement dated [●] 2015 (the “Agreement”)

1.                                     We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                     We refer to Clause 27.6 (Procedure for assignment).

(a)                                The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)                                The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)                                 The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                     The proposed Transfer Date is [ ].

4.                                     On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                     The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.                                     The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

7.                                     The New Lender confirms:

(a)                                that it is a UK Qualifying Lender and an Irish Qualifying Lender; (7) [and]

(b)                                [for the benefit of the Agent and without liability to any Obligor, that it is a Treaty Lender with respect to [the UK] [and] [Ireland] [and, with respect to Ireland, that it is a Treaty Lender which is not otherwise an Irish Qualifying Lender]].(8)

8.                                     [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom Tax purposes;

(b)                                 a partnership each member of which is:

(i)                                    a company so resident in the United Kingdom; or

(ii)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.](9)

9.                                     The New Lender confirms that it is not a Defaulting Lender.

10.                              The New Lender confirms that it is [not](10) an Acceptable Bank.

11.                              [The New Lender confirms that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport Scheme (reference number [         ]), so that interest payable

(7)         Note that, pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the New Lender must confirm that it is a UK Qualifying Lender and an Irish Qualifying Lender.

(8)         Delete/amend as applicable. Note that, pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the New Lender must confirm whether or not it is a Treaty Lender with respect to the UK and Ireland (and, in respect of Ireland, whether it is a Treaty Lender which is not otherwise an Irish Qualifying Lender).

(9)         Delete/amend as applicable if the New Lender comes within paragraph (a) (iii) of the definition of Qualifying Lender in Clause 15.1 (Definitions).

(10)  Include/delete as applicable.

to it by a UK Borrower is generally subject to full exemption from UK withholding tax and its jurisdiction of Tax residence is [          ] and notifies the Parent Company that:

(a)                                each UK Borrower which is a Party as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 20 days of the Parent Company receiving or being deemed to receive this notification; and

(b)                                each UK Borrower which becomes a Party after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Party.](11)

12.                              This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Assignment Agreement, Transfer Certificate, Increase Confirmation to Parent Company), to the Parent Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

13.                              The Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

14.                              This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

15.                              This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

(11)  This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Agreement.  A copy of the Assignment Agreement must be sent to the Parent Company at the same time as the Agent.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, email address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

Branch: [ ]	Branch MEI: [ ]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [   ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

Agent MEI: [  ]

By:

SCHEDULE 5
 FORM OF TRANSFER CERTIFICATE

To:	[Agent] as Agent

[Parent Company] as the Parent Company, for and on behalf of each Obligor

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [●] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                     We refer to Clause 27.5 (Procedure for transfer) of the Agreement:

(a)                                The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer) of the Agreement.

(b)                                The proposed Transfer Date is [            ].

(c)                                 The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

3.                                     The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.                                     The New Lender confirms:

(a)                                that it is a UK Qualifying Lender and an Irish Qualifying Lender;(12) [and]

(b)                                [for the benefit of the Agent and without liability to any Obligor, that it is a Treaty Lender with respect to [the UK] [and] [Ireland] [and, with respect to Ireland, that it is a Treaty Lender which is not otherwise an Irish Qualifying Lender]].(13)

(12)  Note that, pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the New Lender must confirm that it is a UK Qualifying Lender and an Irish Qualifying Lender.

5.                                     [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom Tax purposes;

(b)                                 a partnership each member of which is:

(i)                                    a company so resident in the United Kingdom; or

(ii)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.](14)

6.                                     The New Lender confirms that it is not a Defaulting Lender.

7.                                     The New Lender confirms that it is [not](15) an Acceptable Bank.

8.                                     [The New Lender confirms that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport Scheme (reference number [         ]), so that interest payable to it by a UK Borrower is generally subject to full exemption from UK withholding tax and its jurisdiction of Tax residence is [          ] and notifies the Parent Company that:

(a)                                each UK Borrower which is a Party as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 20 days of the Parent Company receiving or being deemed to receive this notification; and

(b)                                each UK Borrower which becomes a Party after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Party.](16)

(13)  Delete/amend as applicable. Note that, pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the New Lender must confirm whether or not it is a Treaty Lender with respect to the UK and Ireland (and, in respect of Ireland, whether it is a Treaty Lender which is not otherwise an Irish Qualifying Lender).

(14)  Delete/amend as applicable if the New Lender comes within paragraph (a) (iii) of the definition of Qualifying Lender in Clause 15.1 (Definitions).

(15)  Include/delete as applicable.

9.                                     This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

10.                              This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

(16)  This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Agreement.  A copy of the Transfer Certificate must be sent to the Parent Company at the same time as the Agent.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, email address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

Branch: [ ]	Branch: [ ]

Branch MEI: [ ]	Branch MEI: [ ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

Agent MEI: [  ]

By:

SCHEDULE 6
FORM OF ACCESSION LETTER

To:	[Agent] as Agent

From:	[Subsidiary] [Top Newco] and [Parent Company] on behalf of [Subsidiary] [Top Newco] and [Parent Company]]

Dated:

Dear Sirs

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [●] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                     [Subsidiary] [Top Newco] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the Terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [28.2 (Additional Borrowers)]/[Clause 28.4 (Additional Guarantors)] of the Agreement. [Subsidiary] [Top Newco] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                     [Subsidiary’s] [Top Newco’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                     This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[5.                                 This [Guarantor] Accession Letter is entered into by a deed.]

[[Parent Company]	[[Subsidiary] [Top Newco]

By:]	By:]

SCHEDULE 7
FORM OF RESIGNATION LETTER

To:	[Agent] as Agent

From:	[resigning Obligor] and [Parent Company] on behalf of [resigning Obligor] and [Parent Company]

Dated:

Dear Sirs

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [●] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                     Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                                     We confirm that:

(a)                                no Default is continuing or will result from the acceptance of this Resignation Letter; and

(b)                                 [                     ].

4.                                     This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[[Parent Company]	[[resigning Obligor]

By:]	By:]

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:	[Agent] as Agent

From:	[Parent Company]

Dated:

Dear Sirs

Shire PLC — US$ 5,600,000,000 Term Facilities Agreement
dated [●] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                     We confirm that:

[Insert details of financial covenants and whether the Parent Company is in compliance with those covenants]

3.                                     [We confirm that no Default is continuing.]

4.                                     [We confirm that the ratio of Net Debt to EBITDA is [    ]:1, and that therefore the Margin should be [    ] per cent.]

Signed:	Signed:
Authorised signatory	Authorised signatory
of	of

[Parent Company]	[Parent Company]

SCHEDULE 9
EXISTING SECURITY

Name of member of the Group	Security	Total principal amount of indebtedness secured
Pharma International Insurance Limited	Collateral against letters of credit	US$	5,000,000
NPS Pharmaceuticals, Inc.	Security interest in certain patents and intellectual property	US$	81,350,000

SCHEDULE 10
EXISTING LOANS

Name of member of the Group	Loan	Total principal amount of Existing Loans
Shire Human Genetic Therapies, Inc	Supplier loan	EUR	7,500,000
Shire Pharmaceutical Holdings Ireland Limited	Supplier loan	EUR	12,000,000

SCHEDULE 11
EXISTING FINANCIAL INDEBTEDNESS

Name of member of the Group	Financial Indebtedness	Total principal amount of Existing Financial Indebtedness
Pharma International Insurance Limited	Counter indemnity obligations related to bank issued letters of credit	US$	5,000,000
Shire Italy S.p.A.	Counter indemnity obligations related to bank issued guarantees	EUR	12,182,000
Shire Global Finance/Shire Italia S.p.A.	Counter indemnity obligations related to bank issued guarantees	EUR	17,000,000
Shire Human Genetic Therapies, Inc	US property capital lease	US$	7,629,000
Shire ViroPharma Incorporated	US property capital lease	US$	5,255,000
NPS Pharmaceuticals, Inc.	Secured non-recourse debt US$81,350,000	US$	81,350,000

SCHEDULE 12
FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY AGREEMENT

DATED:

PARTIES:

(1)           [ ] (“Discloser”); and

(2)           [ ] (“Recipient”).

RECITALS:

The Discloser is willing to disclose to the Recipient and the Recipient wishes to receive certain Confidential Information (as defined below) for the Purpose (as defined below) on the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS:

1.            DEFINITIONS

1.2          In this Agreement:

“Affiliates”

means any company or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, where ‘control’ means the ownership of more than 50 per cent. of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of such Party, company or other entity;

“Confidential Information”	means all information, data and any other material relating to Shire’s and its Affiliates’ business, projects or products, being information:

(i)                                     disclosed by the Discloser or its Representatives to the Recipient or its Representatives or acquired directly or indirectly from the Discloser or its Representatives by the Recipient or its Representatives in each case for the purposes of or in connection with the Purpose and whether in written, electronic, oral, visual or other form;

(ii) generated by way of any analysis, compilations, data studies or other documents prepared by the Recipient or its Representatives containing, reflecting or based in whole or in part on information referred to in (i) above; and

(iii) regarding the existence, nature or status of any discussions between the Parties or their Representatives with respect to the Purpose, including the existence and terms of this Agreement;

Confidential Information shall not include information, data and any other material that:

(a)                                 is public knowledge at the time of disclosure under this Agreement or which subsequently becomes public knowledge (other than as a result of a breach of this Agreement or other fault on the part of the Recipient or its Representatives); or

(b)                                 was lawfully in the possession of the Recipient or its Representatives prior to its disclosure under this Agreement or which subsequently comes into its or their possession from a third party (to the best of its or their knowledge having made due enquiry, otherwise than in breach of any obligation of confidentiality owed to the Discloser or its Representatives, either directly or indirectly);

“Party” and “Parties”	means respectively the Discloser or the Recipient or, as the case may be, both such parties;

“Purpose”	means the use of the Confidential Information to allow [the Parties to discuss the possibility of the Recipient acquiring] / [the Recipient to acquire] an interest in a financial facility to Shire;

“Representatives”	means the Affiliates of each Party and the directors, officers, employees, agents, representatives, attorneys and advisors of each Party and each Party’s Affiliates; and

“Shire”	means Shire PLC, a company incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 99854.

1.2          In this Agreement, unless the context otherwise requires:

(A)                              references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(B)          the headings are inserted for convenience only and do not affect the construction of the Agreement;

(C)          references to one gender includes both genders; and

(D)          a “Party” includes references to that party’s successors and permitted assigns.

2.            USE AND NON-DISCLOSURE

2.1                              Subject to the terms of this Agreement, in consideration of the disclosure of the Confidential Information by or on behalf of the Discloser to the Recipient or its Representatives, the Recipient undertakes:

(A)                              not to use the Confidential Information nor allow it to be used by its Representatives for any purpose other than the Purpose and to cease to use it upon request by the Discloser;

(B)                              to treat and maintain the Confidential Information in strict confidence and not to directly or indirectly communicate or disclose it in any way to any other person without the Discloser’s express prior written consent, except to such of the Recipient’s Representatives who reasonably require access to the Confidential Information for the Purpose and who are notified of the terms of this Agreement and who owe a duty of confidence to the Recipient in respect the Confidential Information;

(C)                              to assume responsibility and liability for any breach of the terms of this Agreement by any of the Recipient’s Representatives (or actions which would amount to such a breach if the same were party to this Agreement) who have access to the Confidential Information; and

(D)                              to take all reasonable measures and appropriate safeguards commensurate with those which the Recipient employs for the protection of its confidential information (and to procure that all such steps are taken by its Representatives) to maintain the confidentiality of the Confidential Information, to copy the Confidential Information only to the extent reasonably necessary to achieve the Purpose and not to permit unsupervised copying of the Confidential Information.

2.2                              No disclosure or announcement to any third party of the Confidential Information may be made by the Recipient or on its behalf except where:

(A)                               such disclosure is compelled by a court of law, statute, regulation or securities exchange;

(B)                               the Discloser has, where practicable, been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information; and

(C)                               such disclosure is limited to the extent actually so required.

3.            RIGHTS TO CONFIDENTIAL INFORMATION

3.1                              The Recipient acknowledges that nothing in this Agreement is intended to amount to or implies any transfer, licence or other grant of rights in relation to the Confidential Information or any other patents, design rights, trade marks, copyrights or other intellectual property rights owned or used by the Discloser.

3.2                              The Discloser and its Representatives give no warranty as to the completeness, sufficiency or accuracy of the Confidential Information and accept no liability howsoever arising from the Recipient’s or its Representatives’ use of the Confidential Information. Accordingly, neither the Discloser nor its Representatives shall be liable for any direct, indirect or consequential loss or damage suffered by any person howsoever arising, whether in contract or tort, as a result of relying on any statement contained in or omitted from the Confidential Information. For the avoidance of doubt, this clause is without prejudice to the express terms of any agreement entered into by the Discloser and/or its Representatives in connection with the Purpose.

3.3                              Nothing in this Agreement shall be or be construed as being an agreement between the Parties or any of their respective Affiliates to enter into any arrangement or further agreement relating to the subject matter of this Agreement, any such arrangement or agreement being the subject of separate negotiations.

3.4                              The Recipient acknowledges and agrees that all Confidential Information and all copies thereof shall be and remain the exclusive property of the Discloser. The Recipient shall or shall procure, on the Discloser’s request and at the Discloser’s option, either the destruction or return of the Confidential Information, without retaining any copies, extracts or other reproductions in whole or in part thereof other than to the extent required to be retained for legal or regulatory purposes (in respect of which the Recipient shall remain under an ongoing duty of confidence). On the Discloser’s request, all Confidential Information comprising analyses, compilations, data studies or other documents prepared by the Recipient or its Representatives containing or based in whole or in part on the Confidential Information received from the Discloser or reflecting the Recipient’s view of such Confidential Information shall be destroyed by the Recipient save to the extent required to be retained for legal or regulatory purposes (in respect of which the Recipient shall remain under an ongoing duty of confidence). Upon request, such return and/or destruction shall be certified in writing to the Discloser by an authorised officer of the Recipient supervising such destruction or return.

4.            REMEDIES

Due to the proprietary nature of the Confidential Information, the Parties understand and agree that the Discloser or its Affiliates may suffer irreparable harm in the event that the Recipient fails to comply with any of the obligations contained herein and that monetary damages alone may not be an adequate remedy to compensate the Discloser or its Affiliates for such breach. Accordingly, the Parties agree that the Discloser or any of its Affiliates, as appropriate, shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the obligations contained in this Agreement.

5.            DURATION

The term of this Agreement shall be for a period of three years from the date of disclosure under this Agreement.

6.            OTHER PROVISIONS

6.1                              Any variation to this Agreement is only valid if it is in writing and signed by or on behalf of each Party.

6.2                              This Agreement may not be assigned by a Party without the prior written consent of the other Party.

6.3                              Any delay or failure by the Discloser in exercising any right, power or privilege under this Agreement shall not constitute a waiver of such right, power or privilege nor shall any single or partial exercise preclude any future exercise.

6.4                              The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

6.5                              The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

6.6                              A person who is not a party to this Agreement other than the Discloser’s Affiliate shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms. Notwithstanding the foregoing, this Agreement may be varied or terminated by agreement in writing between the Parties or this Agreement may be rescinded (in each case) without the consent of any such Affiliates.

6.7                              This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.8                              This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and subject to the exclusive jurisdiction of the English courts.

Signed for and on behalf of [ ]	)
)
	)	Signature

Print Name

Print Title

Signed for and on behalf of [ ]	)
)
	)	Signature

Print Name

Print Title

SCHEDULE 13
TIMETABLES

Delivery of a duly completed Selection Notice (Clause 12.1 (Selection of Interest Periods))	U-2 10.00am
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-2 10.00am
LIBOR is fixed	Quotation Day as of 11.00am

“U” = date of Utilisation

“U – X” = X Business Days prior to the date of Utilisation

SCHEDULE 14
FORM OF INCREASE CONFIRMATION

To:                            [Agent] as Agent

[Parent Company] as Parent Company, for and on behalf of each Obligor

From:              [Increase Lender] (the “Increase Lender”)

Dated:

Dear Sirs,

Shire PLC — US$ 5,600,000,000 Term
Facilities Agreement dated [•] 2015 (the “Agreement”)

1.                                     We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.                                     We refer to Clause 2.2 (Increase).

3.                                     The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.                                     The proposed date on which the increase in relation to the Increase Lender and the relevant Commitment is to take effect (the “Increase Date”) is [insert date].

5.                                     On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.                                     The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.                                     The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (E) of Clause 2.2 (Increase).

8.                                     The Increase Lender confirms:

(a)                                that it is a UK Qualifying Lender and an Irish Qualifying Lender;(17) [and]

(b)                                [for the benefit of the Agent and without liability to any Obligor, that it is a Treaty Lender with respect to [the UK] [and] [Ireland] [and, with respect to Ireland, that it is a Treaty Lender which is not otherwise an Irish Qualifying Lender]].(18)

9.                                     [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom Tax purposes;

(b)                                 a partnership each member of which is:

(i)                                    a company so resident in the United Kingdom; or

(ii)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.](19)

10.                              The Increase Lender confirms that it is not a Defaulting Lender.

11.                              The Increase Lender confirms that it is [not](20) an Acceptable Bank.

12.                              [The Increase Lender confirms that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport Scheme (reference number [           ]), so that interest payable to it by a UK Borrower is generally subject to full exemption from UK

(17)  Note that, pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the Increase Lender must confirm that it is a UK Qualifying Lender and an Irish Qualifying Lender.

(18)  Delete/amend as applicable. Note that pursuant to paragraph (C) of Clause 15.2 (Tax gross-up), the Increase Lender must confirm whether or not it is a Treaty Lender with respect to the UK and Ireland (and, in respect of Ireland, whether it is a Treaty Lender which is not otherwise an Irish Qualifying Lender).

(19)  Delete/amend as applicable if the Increase Lender comes within paragraph (a) (iii) of the definition of Qualifying Lender in Clause 15.1 (Definitions).

(20)  Include/delete as applicable.

withholding tax and its jurisdiction of Tax residence is [  ] and notifies the Parent Company that:

(a)                                each UK Borrower which is a Party as at the Increase Date must make an application to HM Revenue & Customs under form DTTP2 within 20 days of the Parent Company receiving or being deemed to receive this notification; and

(b)                                each UK Borrower which becomes a Party after the Increase Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Party.](21)

13.                              This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

14.                              This Increase Confirmation and any non contractual obligations arising out of or in connection with it are governed by English law.

15.                              This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

(21)  This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Agreement.  A copy of the Increase Confirmation must be sent to the Parent Company at the same time as the Agent.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility Office address, email address, fax number and attention details for notices and account details for payments]

[Increase Lender]

Branch:                                [         ]

Branch MEI:    [         ]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                   ].

[Agent]

Agent MEI:            [         ]

By:

SIGNATURES

The Parent Company

SHIRE PLC

By:	/s/ Flemming Ornskov

Address:	5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

Contact:	Company Secretary

Facsimile:	+44 (0)1256 894 712

Agent for service of process

SHIRE GLOBAL FINANCE

By:	/s/ Thomas Greene

Address:	Hampshire International Business Park
Chineham
Basingstoke
Hampshire RG24 8EP

Contact:	Company Secretary

Facsimile:	+44 (0)1256 894 712

The Original Guarantor

SHIRE PLC

By:	/s/ Flemming Ornskov

Address:	5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

Contact:	Company Secretary

Facsimile:	+44 (0)1256 894 712

The Original Borrower

SHIRE PLC

By:	/s/ Flemming Ornskov

Address:	5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

Contact:	Company Secretary

Facsimile:	+44 (0)1256 894 712

The Original Arrangers

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:	/s/ Shervin Sharghy

Address:	25 Cabot Square
Canary Wharf
London E14 4QW

Contact:	For credit matters:

GLA Loandocs
Khuram Khokhar / Chris McCullagh
gla.loandocs@morganstanley.com
Tel: +44 141 245 0143 / 0125
Fax: +44 207 056 3377

For loan servicing:

Angela Mullaney/ Claire Roberts
ldnservicing@morganstanley.com
Tel: +44 141 245 0138 / 0135
Fax: +44 207 056 1947
Callback verification: euloancontrol@morganstanley.com

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Simon Derrick

/s/ Alastair Macdonald

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Attention:	Loan Origination Team

Contact:	Alastair MacDonald
alastair.macdonald@db.com
Fax: +44 207 545 4735

David Garcia-Capel
david.garcia-capel@db.com
Fax: +44 207 545 4735

The Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Vikki Adams

/s/ Leigh Muntz

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Attention:	ICSS Loan Agency Services

Contact:	For credit matters:

Vikki Adams
vikki.adams@db.com
Tel: +44 207 547 5855
Fax: +44 207 547 6419

For operational matters:

Nicole Boelinger
nicole.boelinger@db.com
Tel: +352 421 222 270
Fax: +352 421 229 5770

The Original Lenders

MORGAN STANLEY BANK, N.A.

By:	/s/ Subha Lakshmi Ghosh-Kohl

Address:	c/o Morgan Stanley Bank International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
United Kingdom

Contact:	For credit queries and documentation:

Khuram Khokhar / Chris McCullagh
gla.loandocs@morganstanley.com
Tel: +44 141 245 0143 / 0125
Fax: +44 207 056 3377

For loan administration:

Stuart Dunlop / Stephanie Moore
loanservicing@morganstanley.com
Tel: +44 141 245 0123 / 0130
Fax: +44 207 056 1947
Loan related queries: Ldnservicing@morganstanley.com
Callback verification: euloancontrol@morganstanley.com

DEUTSCHE BANK AG, FILIALE LUXEMBURG

By:	/s/ A. Breyer-Simski

/s/ Johannes Philippi

Address:	2, Boulevard Konrad Adenauer
1115 Luxembourg
Luxembourg

Contact:	Anna Plygun / Karlina Belhoste
anna.plygun@db.com / karlina.belhoste@db.com
Tel: +44 207 547 6137
Fax: +44 207 545 4735